Exhibit 2.1

PURCHASE AGREEMENT

by and among

AMERICAN PACIFIC CORPORATION

and

AEROJET FINE CHEMICALS LLC

and

AEROJET-GENERAL CORPORATION

Dated as of July 12, 2005

Exhibit 2.1

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II PURCHASE OF ASSETS	10

2.1 Purchase and Sale of Assets	10

2.2 Excluded Assets	12

2.3 Assumed Liabilities	13

2.4 Excluded Liabilities	14

2.5 Closing	15

ARTICLE III PURCHASE PRICE	15

3.1 Determination of Purchase Price	15

3.2 Certain Budgeted Capital Expenditures	17

3.3 Allocation of Purchase Price	18

3.4 Closing Deliveries	18

3.5 Further Conveyances and Assumptions; Consents	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER	21

4.1 Organization, Qualification and Power	21

4.2 Authority	21

4.3 Consents and Approvals; No Violation	22

4.4 Title to Purchased Assets	22

4.5 Buildings and Leased Property	23

4.6 Sufficiency of Assets	24

4.7 Scheduled Contracts	24

4.8 Intellectual Property	26

4.9 Taxes	27

4.10 Employee Benefit Plans	28

Exhibit 2.1

4.11 Employee and Labor Relations	29

4.12 Compliance with Laws	30

4.13 Litigation	30

4.14 Environmental Matters	30

4.15 Insurance	31

4.16 Top Five Customers	32

4.17 Financial Statements	32

4.18 Conduct in the Ordinary Course; Absence of Certain Changes and Conditions	32

4.19 Brokers’ Fees	33

4.20 Inventory	33

4.21 Books and Records	33

4.22 Governmental Permits, Licenses	33

4.23 Seller Products and Product Warranty	34

4.24 Credit Agreement Defaults	34

4.25 No Other Representations	34

4.26 Full Disclosure	35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER	35

5.1 Organization of Purchaser	35

5.2 Authority Relative to this Agreement	35

5.3 Consents and Approvals; No Violation	36

5.4 Adequate Resources	36

5.5 Brokers’ Fees	36

5.6 Purchaser’s Employee Benefit Plans	36

ARTICLE VI EMPLOYEE MATTERS	36

6.1 Offers of Employment	36

Exhibit 2.1

6.2 Employee Benefit Matters	37

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS	41

7.1 Conduct of Business	41

7.2 Filings with Governmental Authorities	44

7.3 Insurance	44

7.4 Non-Competition Agreement; No Solicitation of Transferred Employees	44

7.5 Access to Information	45

7.6 Publicity	46

7.7 Further Assurances	46

7.8 Transfer Taxes	46

7.9 Tax Matters	47

7.10 Licensed Intellectual Property	48

7.11 No Solicitation	49

7.12 Certain Notifications	49

7.13 Seller Merger into Aerojet	49

7.14 Release From Pre-Closing Environmental Liabilities	50

7.15 Consents	50

7.16 Parent Guaranty	50

7.17 Efforts to Close	50

7.18 Survey Disapproved Items	50

7.19 PolyFox Intellectual Property	51

ARTICLE VIII POST CLOSING COVENANTS	51

8.1 Access to Books and Records; Seller Party Confidentiality	51

8.2 Cooperation on Tax Matters; Tax Reporting Consistent	52

8.3 No Further Investigation; Environmental Cooperation	53

Exhibit 2.1

8.4 Guarantees for Benefit of the Business	54

8.5 Aerojet Trade Name and Trademarks	54

ARTICLE IX CLOSING CONDITIONS	54

9.1 General Closing Conditions	54

9.2 Conditions to the Obligations of Seller	55

9.3 Conditions to the Obligations of Purchaser	56

ARTICLE X TERMINATION	58

10.1 Termination by Mutual Consent	58

10.2 Termination by Either of Seller or Purchaser	58

10.3 Termination by Seller	58

10.4 Termination by Purchaser	59

10.5 Effect of Termination	59

10.6 Confidentiality Agreement	59

ARTICLE XI INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES	59

11.1 Indemnity Obligations of Seller Parties	59

11.2 Indemnity Obligations of Purchaser	60

11.3 Notification of Claims	60

11.4 Survival	61

11.5 Limitations	61

ARTICLE XII MISCELLANEOUS	63

12.1 Notices	63

12.2 Governing Law	66

12.3 Jurisdiction	66

12.4 Waiver of Jury Trial	66

12.5 Expenses of the Parties	66

v

Exhibit 2.1

12.6 Other Definitional and Interpretive Matters	67

12.7 Schedules and Updated Schedules	67

12.8 Amendments; Waiver; Assignment	68

12.9 Entire Agreement; Beneficiaries; No Third Party Beneficiaries	68

12.10 Currency	68

12.11 Counterparts; Facsimile	68

12.12 Severability	69

12.13 Schedules	69

12.14 Other Remedies	69

Exhibit 2.1

PURCHASE AGREEMENT

          THIS AGREEMENT (the “Agreement”) is made as of the 12th day of July, 2005, by and between AEROJET FINE CHEMICALS, LLC, a Delaware limited liability company (“Seller”), AMERICAN PACIFIC CORPORATION, a Delaware corporation (“Purchaser”), and AEROJET-GENERAL CORPORATION, an Ohio corporation (“Aerojet”). Seller, Purchaser and Aerojet are each referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

          WHEREAS, Seller is engaged in the business of developing, manufacturing, selling, marketing and distributing chemicals, with the primary focus on pharmaceutical fine chemicals (such business of Seller being hereinafter referred to as the “Business”); for the avoidance of doubt, Business shall not include the business of developing, manufacturing, selling, marketing and distributing propellants, explosives and other chemicals as currently used in Aerojet’s propulsion and fire protection business;

          WHEREAS, Seller and Aerojet (to the extent of their respective ownership interests) desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller and Aerojet, the Business through the sale of substantially all of the assets of the Business and the assumption of certain liabilities of the Business, all on the terms set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

     “Accrued Benefit Obligation” shall have the meaning set forth in Section 6.2(i).

     “Actual Expenditures” shall have the meaning set forth in Section 3.2.

     “Aerojet” shall have the meaning set forth in the preamble.

     “Aerojet Lease” shall have the meaning set forth in Section 3.4(f).

     “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

     “Agreement” shall have the meaning set forth in the preamble.

Exhibit 2.1

     “Assumed Environmental Liabilities” shall mean liabilities for cleanup, removal, remedial or response actions or costs, or administrative, civil or criminal penalties resulting from a violation of Environmental Law or the Release of Hazardous Substances at, in, by, from, or related to, the Leased Property, the facilities or operations of the Business or any Person (other than Seller Parties) occupying or using any of the Leased Property or such facilities to the extent that Seller proves: (i) the Release or violation commenced or occurred after the Closing Date and (ii) the liability is not a Pre-Closing Environmental Liability.

     “Assumed Liabilities” shall have the meaning set forth in Section 2.3.

     “Assumed Taxes” shall mean all Tax liabilities of the Business arising as a result of the post-Closing operation of the Business.

     “Basket” shall have the meaning set forth in Section 11.5(a).

     “Bill of Sale” shall have the meaning set forth in Section 3.4(a).

     “Business” shall have the meaning set forth in the recitals.

     “Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or Nevada or any other day on which the principal offices of either Seller or Purchaser or both are closed or become closed prior to 2:00 p.m. local time.

     “Business Employees” shall mean (i) all of the employees of the Business, including such employees on layoff sick leave, disability leave or any other approved leave of absence, and (ii) the individual named on Exhibit A.

     “CAPEX Statement” shall have the meaning set forth in Section 3.2.

     “Capital Expenditures Statement” shall have the meaning set forth in Section 3.1(c).

     “Certificates of Use and Occupancy” shall have the meaning set forth in Section 3.4(k).

     “Closing” shall mean the consummation of the Transaction as determined pursuant to Section 2.5.

     “Closing Balance Sheet” shall have the meaning set forth in Section 3.1(c).

     “Closing Date” shall mean the date on which the Closing shall occur as determined pursuant to Section 2.5.

     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Competing Transactions” shall have the meaning set forth in Section 7.11.

     “Competitive Operations” shall have the meaning set forth in Section 7.4(a).

Exhibit 2.1

     “Completed Capital Expenditures” shall have the meaning set forth in Section 3.1(c).

     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated May 19, 2004 by and between Parent and Purchaser.

     “Contracts” shall mean all contracts, agreements, leases, licenses, sales orders, purchase orders, indentures, notes, bonds, loans, instruments, leases, commitments or other arrangements or agreements to which Seller or Aerojet is a party and relating solely or predominantly to the Business, all unfulfilled orders outstanding for the purchase of raw materials, goods or services by Seller or Aerojet relating to the Business and all unfulfilled orders outstanding for the sale by Seller or Aerojet of goods or services provided by the Business.

     “Credit Agreement” shall mean that certain Credit Agreement, dated as of December 6, 2004, by and among the Seller Parties, the other Guarantors (as defined therein), Wachovia Bank and the other Lender Parties (as defined therein).

     “Disapproved Items” shall have the meaning set forth in Section 7.18.

     “Employee Benefit Plan” shall mean any bonus, deferred compensation, profit-sharing, pension, retiree medical, 401(k), retirement, health, life, disability, or other welfare, vacation or stock option plan or agreement, or any other type of employee benefit plan that covers employees or former employees of the Business, or has been announced or committed to, whether qualified or nonqualified, whether subject to ERISA or not, and whether funded or unfunded.

     “Employee Pension Benefit Plan” shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA which Seller or an ERISA Affiliate of Seller sponsors, participates in, or has an obligation to contribute to.

     “Environmental Law” shall mean any Law (including common law) that pertains to (i) the condition or protection of air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media, (ii) the protection of human health and safety, or (iii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, Release, disposal, transportation or shipment of any Hazardous Substances. As used herein, Environmental Law shall include the “Partial Consent Decree,” which is that certain Partial Consent Decree affecting all of the Aerojet Site and entered on June 23, 1989 in consolidated actions United States v. Aerojet-General Corporation and State of California v. Aerojet-General Corporation, Case Numbers CIVS-86-0063-EJG and CIVS-86-0064-EJG, in the United States District Court, Eastern District, California, as amended from time to time.

     “Environmental Permits” shall have the meaning set forth in Section 4.14.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” shall mean any Person that is treated as a single employer with Seller under Section 414 of the Code or Section 4001 of ERISA.

Exhibit 2.1

     “Estimated Statement” shall have the meaning set forth in Section 3.1(c).

     “Excluded Assets” shall mean all rights, properties and assets of Seller, Aerojet and their respective Affiliates or Third Parties, other than the Purchased Assets.

     “Excluded Liabilities” shall mean all liabilities or obligations of Seller or Aerojet, any Affiliate of Seller or Aerojet or any prior owner of the Business, other than the Assumed Liabilities, whether direct or indirect, known or unknown, absolute or contingent.

     “Financially Responsible Party” shall have the meaning set forth in Section 8.2(b).

     “Financing” shall have the meaning set forth in Section 5.4.

     “GAAP” shall mean United States generally accepted accounting principles consistently applied.

     “Governmental Authority” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality, commission, board, bureau, official or other regulatory, administrative or judicial authority thereof, or any court or arbitrator (public or private).

     “Governmental Permits” shall mean all government (federal, state, local and foreign) approvals, consents, licenses, permits, waivers, or other authorizations held by any Seller Party and relating to the Business (other than Environmental Permits),.

     “Ground Lease” shall have the meaning set forth in Section 3.4(c).

     “Guaranty” shall have the meaning set forth in Section 7.18.

     “Guaranteed Amount” shall mean the amount budgeted by Seller for the Identified Capital Project as set forth on Schedule 3.2 hereto.

     “Hazardous Substance” shall mean any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (“PCBs”), urea formaldehyde or lead; provided that Hazardous Substance shall not include (i) asbestos-containing materials except for asbestos-containing materials that, to the Knowledge of Seller, are damaged and friable on the Closing Date, (ii) radon gas, and (iii) substances naturally present on the Leased Property and which have not been previously disturbed.

     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Exhibit 2.1

     “IAM” shall mean the Grand Lodge of the International Association of Machinists and Aerospace Workers, A.F. of L.-C.I.O., and its District Lodge No. 725 and its Local Lodge No. 946.

     “IAM Agreement” shall mean that certain 2004-2007 Agreement, dated as of June 29, 2004 by and between Seller and the IAM.

     “Identified Capital Project” shall have the meaning set forth in Section 3.2.

     “Indemnified Party” shall have the meaning set forth in Section 11.3.

     “Intellectual Property” shall mean all intellectual property and all rights related thereto under any Law, treaty, compact and the like, whether registered or unregistered, including, without limitation, (i) inventions, discoveries, ideas, processes, methods, designs, techniques, developments, technology, and related improvements, whether or not patentable and whether or not reduced to practice; (ii) patents and applications therefore and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations in-part thereof; (iii) trademarks, trade dress, service marks, service names, certification marks, trade names, brand names, logo, business symbols, or other source indicators whether registered or unregistered, and applications to register the foregoing, including all extensions and renewals thereof and all goodwill associated therewith and all common law rights relating thereto; (iv) copyrights and works of authorship in any media, copyrightable elements of works of authorship, functional or utilitarian objects and all other author’s rights including “moral rights,” whether registered or unregistered, and applications to register the same; (v) technical, scientific, and other know-how, trade secrets, confidential or proprietary information, data, methods, processes, practices, formulas and techniques; (vi) internet domain names; and (vii) rights of publicity and privacy, “name and likeness” rights and other similar rights.

     “Inventory” shall have the meaning set forth in Section 2.1.

     “Key Customers” shall have the meaning given to such term in Section 4.16.

     “Key Employees” shall mean those Business Employees set forth on Schedule 9.3(k).

     “Knowledge of Purchaser” shall mean the actual knowledge of those individuals set forth on Exhibit B hereto.

     “Knowledge of Seller” or “Knowledge of each of the Seller Parties” shall mean the actual knowledge of those individuals set forth on Exhibit C hereto.

     “Law” shall mean any federal, state, local, administrative or foreign law (including common law and principles of equity), regulation, Order, constitution, treaty, compact, directive, code, ordinance, permit, authorization, variance, rule, statute, judicial decision, administrative determination, government agreements or other requirement.

     “Leased Property” is the land subject to the Ground Lease.

Exhibit 2.1

     “Licensed Intellectual Property” shall have the meaning set forth in Section 7.10.

     “Liens” shall collectively mean all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever.

     “Losses” shall have the meaning set forth in Section 11.1.

     “Material Adverse Effect” shall mean any change in or effect on the Business that is materially adverse to the assets, business, financial condition, or results of operations of the Business taken as a whole; provided, however, that Material Adverse Effect shall not include any change resulting from (i) the announcement of the execution of this Agreement and the Transaction or (ii) general economic conditions or other conditions affecting the industry in which the Business operates except for those changes that disproportionately affect the Business.

     “May Balance Sheet” shall have the meaning set forth in Section 4.17(a).

     “Merger” shall have the meaning set forth in Section 7.13.

     “Merger Documents” shall have the meaning set forth in Section 7.13.

     “Net Assets” shall have the meaning set forth in Section 3.1(e).

     “Nonassignable Assets” shall have the meaning set forth in Section 3.5(a).

     “Note” shall have the meaning set forth in Section 3.1(b).

     “Notices” shall have the meaning set forth in Section 12.1.

     “Notified Party” shall have the meaning set forth in Section 8.2(b).

     “Objection” shall have the meaning set forth in Section 3.1(d).

     “Omnova Licensing Agreement” shall mean that certain License Agreement by and among Aerojet-General Corporation, Seller and OMNOVA Solutions Inc. dated on or about September 1999 relating to fluorinated oxetanes.

     “Omnova Manufacturing Agreement” shall mean that certain Agreement, dated January 28, 2000, by and between Parent and Omnova Solutions Inc..

     “Order” shall mean any order, injunction, decree, award, settlement or stipulation, decision, determination, writ, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority.

     “Owned Property” shall have the meaning set forth in Section 4.5.

     “Parent” shall mean GenCorp Inc., an Ohio corporation and the sole member of Seller.

     “Parties” and “Party” shall have the respective meanings set forth in the preamble.

Exhibit 2.1

     “Permitted Liens” shall mean any (i) liens for Taxes, assessments and other governmental charges or of landlords, liens of carriers, warehousemen, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iii) Liens and encumbrances described on Schedule 4.5(b) attached hereto.

     “Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

     “Pharmaceutical Field” shall have the meaning set forth in Section 7.10.

     “Pharmaceutical Intellectual Property” shall have the meaning set forth in Section 4.8.

     “Polyfox Intellectual Property” shall mean that Intellectual Property related to fluorinated oxetanes commonly referred to as Poly FOX that is owned or controlled by Seller or Aerojet..

     “Polyfox License” shall have the meaning set forth in Section 3.4(m).

     “Pre-Closing Environmental Liabilities” shall mean any and all liabilities for ongoing or future Remedial Actions, civil or criminal penalties, personal injury, property damage, natural resources damages or attorneys’ fees, or any investigative, corrective or remedial obligations resulting from (A) the Release of any Hazardous Substances at, in, by, from, or related to the Purchased Assets or the Leased Property, or (B) the violation of any Environmental Law (including the invalidity or insufficiency of, or failure to comply with, any Environmental Permit), in each case of (A) and (B) to the extent that it arose, commenced, occurred or existed on or prior to the Closing Date. Pre-Closing Environmental Liabilities include, without limitation, all Losses due to a violation of Environmental Law or a Release of Hazardous Substances, to the extent the circumstances underlying such Losses are caused by any Seller Party’s or any Person’s (other than Purchaser’s, or Purchaser’s successors’, assigns’ or sublessees’ or the successors’, assigns’ or sublessees’ of Purchaser’s Affiliates) operations, in each case to the extent that the violation or Release arose, commenced, occurred or existed on or prior to the Closing Date.

     “Purchase Price” shall have the meaning set forth in Section 3.1(a).

     “Purchased Assets” shall have the meaning set forth in Section 2.1.

     “Purchaser” shall have the meaning set forth in the preamble.

     “Purchaser 401(k) Plan” shall have the meaning set forth in Section 6.2(h).

Exhibit 2.1

     “Purchaser Guaranty” shall have the meaning set forth in Section 12.8.

     “Purchaser Indemnity Claim” shall have the meaning set forth in Section 11.1.

     “Purchaser Pension Plan” shall have the meaning set forth in Section 6.2(i).

     “Purchaser Representatives” shall mean officers, employees, counsel, accountants and other authorized representatives of Purchaser.

     “Purchaser’s Cap” shall have the meaning set forth in Section 11.5.

     “Purchaser’s Employee Benefit Plans” shall mean any bonus, deferred compensation, profit-sharing, pension, retiree medical, 401(k), retirement, health, life, disability, or other welfare, vacation or stock option plan or agreement, or any other type of employee benefit plan that covers employees Purchaser, or has been announced or committed to, whether qualified or nonqualified, whether subject to ERISA or not, and whether funded or unfunded.

     “Purchaser’s Employee Pension Benefit Plan” shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA which Purchaser or an ERISA Affiliate of Purchaser sponsors, participates in, or has an obligation to contribute to.

     “Purchaser’s Section 125 Plan” shall have the meaning set forth in Section 6.2(e).

     “Purchaser’s Severance Plan” shall have the meaning set forth in Section 6.2(d).

     “Purchaser’s Survey Notice” shall have the meaning set forth in Section 7.18.

     “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

     “Remedial Action” shall mean any cleanup, response, removal, remedial, corrective or other action to clean up, detoxify, decontaminate, treat, contain, prevent, cure, mitigate or otherwise remedy any Release or threatened Release of any Hazardous Substance; any action to comply with any Environmental Law or Environmental Permit; and any inspection, investigation (including subsurface investigations), study, monitoring, assessment, sampling and testing (including soil and/or groundwater sampling activities), laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

     “Required Consents” shall have the meaning set forth in Section 4.3.

     “Retained Tax Liabilities” shall mean (i) Transfer Tax liabilities that are the responsibility of Seller pursuant to Section 7.8, (ii) liability for Tax imposed by Section 17941 and Section 17942 of the California Revenue and Taxation Code; and (iii) except to the extent accrued on the Closing Balance Sheet, Tax liabilities of the Business arising as a result of the

Exhibit 2.1

pre-Closing operation of the Business. Retained Taxes shall not include those Transfer Tax liabilities that are the responsibility of Purchaser pursuant to Section 7.8.

     “Schedule” shall have the meaning set forth in ARTICLE IV.

     “Scheduled Contracts” shall have the meaning set forth in Section 4.7(b).

     “Seller” shall have the meaning set forth in the preamble.

     “Seller Indemnity Claim” shall have the meaning set forth in Section 11.2.

     “Seller Party” shall mean Seller and Aerojet, collectively.

     “Seller’s Cap” shall have the meaning set forth in Section 11.5.

     “Seller’s 401(k) Plan” shall have the meaning set forth in Section 6.2(h).

     “Seller’s Pension Plan” shall have the meaning set forth in Section 6.2(i).

     “Seller’s Section 125 Plan” shall have the meaning set forth in Section 6.2(H).

     “Standstill Period” shall mean the period of time from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms.

     “Tax Authority” means any federal, state, provincial, regional, territorial, local, quasi-governmental or other fiscal, revenue, customs or excise authority, body or official authorized to impose, collect or assess taxes, levies or charges.

     “Tax Contest” shall have the meaning set forth in Section 8.2.

     “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and any fees, assessments and charges in the nature of a tax or in lieu of any tax and all interest, penalties and fines, additions to tax or additional amounts imposed by any Taxing Authority and including any tax or other amount in respect of the foregoing.

     “Tax Return” shall mean any return, declaration, report, claim for refund, election, or information return or statement with respect to any Tax required to be filed or actually filed with a Tax Authority, including any schedule or attachment thereto, and including any amendment thereof.

     “Third Party” shall mean any Person not an Affiliate of the other referenced Person or Persons.

     “Third Party Claim” shall have the meaning set forth in Section 11.3.

Exhibit 2.1

     “Threshold” shall mean the amount of Twenty-Five Thousand Dollars ($25,000).

     “Trademark License Agreement” shall have the meaning set forth in Section 8.5.

     “Transaction” shall mean, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

     “Transaction Documents” shall mean this Agreement, the Transition Services Agreement, the Ground Lease, the Warehouse Lease, the Aerojet Lease, the Guaranty, the Note, the Trademark License Agreement, the Polyfox License, the Bill of Sale and any other document ancillary to this Agreement.

     “Transfer Tax” shall mean all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including all applicable real estate transfer taxes), and all interest, penalties and fines, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

     “Transferred Employees” shall have the meaning set forth in Section 6.1.

     “Transferred Property Rights” shall have the meaning set forth in Section 7.7.

     “Transition Services Agreement” shall have the meaning set forth in Section 3.4(b).

     “2005 Budgeted Capital Expenditures” shall mean the capital projects and total amount previously budgeted by Seller for those projects in the aggregate amount of $38,000,000 for such capital improvements for the current fiscal year of the Business, as shown on Schedule 3.1(c).

     “Warehouse Lease” shall have the meaning set forth in Section 3.4(d).

     “WARN Act” shall have the meaning as set forth in Section 6.2(b).

ARTICLE II

PURCHASE OF ASSETS

     2.1 Purchase and Sale of Assets.

          (a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and for the consideration specified in Section 3.1 hereof and the assumption of the Assumed Liabilities as provided in Section 2.3 hereof, Purchaser agrees to purchase, acquire and accept from Seller and Aerojet, and Seller and Aerojet (to the extent of their respective ownership interests) agree to sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest that Seller and Aerojet possess and have the right to transfer in and to the Purchased Assets, as the same shall exist on the Closing Date. For purposes of this Agreement, the term “Purchased Assets” means (i) the Omnova Manufacturing Agreement, (ii) the Omnova Licensing Agreement (to the extent not included in the Contracts) and (iii) the assets, properties and rights, whether tangible or intangible, real, personal or mixed, wherever located, whether or not

Exhibit 2.1

carried on the books of Seller or Aerojet, used or held for use by Seller or Aerojet in the conduct of the Business (qualified as set forth below for specific categories as used primarily in the Business), including those assets, properties and rights set forth or described in paragraphs (i) through (xiii) below (except in each case for the Excluded Assets):

               (i) those patents set forth on Schedule 4.8(b) and all other Pharmaceutical Intellectual Property;

               (ii) all inventories of Seller relating to the Business, including, without limitation, finished goods, works-in-process, raw materials, supplies and other materials (collectively, the “Inventory”);

               (iii) all business records, books, documents, correspondence, lists, models, tracings, price sheets, films, slides, art work and printing plates, tool drawings, plans, designs, blueprints, schematic drawings, engineering data and other materials (in whatever form or medium) owned by Seller or Aerojet, in each case only to the extent that they relate to the Business;

               (iv) all Contracts;

               (v) all equipment, machinery, furniture, fixtures, vehicles, spare parts, dies, molds, tools, tooling, supplies and other items of tangible personal property owned by Seller and used or held for use primarily in the Business, including those items identified on Schedule 2.1(a)(v);

               (vi) all equipment, machinery, furniture, fixtures, vehicles, spare parts, dies, molds, tools, tooling, supplies and other items of tangible personal property leased by Seller and relating primarily to the Business, including those items identified on Schedule 2.1(a)(vi);

               (vii) all of Seller’s accounts receivable, notes receivable and other claims for money, billed or unbilled, due to Seller and related to the Business reflected on the Closing Balance Sheet;

               (viii) the Governmental Permits and Environmental Permits;

               (ix) all right, title and interest of Seller and Aerojet in and to the Owned Property located on the Leased Property;

               (x) all of Seller’s causes of action, rights to sue, vendor, supplier and similar claims, judgments, claims and demands of whatever nature relating to the Purchased Assets or the Assumed Liabilities;

               (xi) subject to the provisions of Section 7.19 hereof, and subject to the rights of OMNOVA Solutions Inc. in that certain License Agreement by and among Aerojet, Seller and OMNOVA Solutions Inc., dated September 1999, the Polyfox Intellectual Property;

Exhibit 2.1

               (xii) all prepaid items, deferred items or credits, deposits, refunds, rebates, surety accounts, keyman life insurance policies, rights of offset or other discounts due from Third Parties and similar assets of Seller and relating exclusively to the Business to the extent reflected on the Closing Balance Sheet;

               (xiii) all other fixed assets related primarily to the Business; and

               (xiv) all other assets, properties, rights and claims against Third Parties directly related primarily to the operations or conduct of the Business.

          (b) For the sake of clarity, subject to the terms of this Agreement, from and after the Closing, Seller or Aerojet, or any Affiliate of Seller or Aerojet, will not assert it has a right to use, dispose of, transfer, discharge or otherwise manage the Purchased Assets, the Assumed Liabilities and/or the Business in any manner, nor will Seller or Aerojet interfere in any manner with the use, disposal, transfer, discharge or management of the Purchased Assets, the Assumed Liabilities and/or the Business.

     2.2 Excluded Assets.

          Notwithstanding anything in Section 2.1 to the contrary, it is hereby expressly acknowledged and agreed that Seller and Aerojet are not selling, transferring, assigning, conveying or delivering to Purchaser, and Purchaser is not purchasing, acquiring or accepting from Seller and Aerojet, any of the Excluded Assets. The “Excluded Assets” include but are not limited to the following:

          (a) all cash and cash equivalents on hand, all cash in banks, all bank accounts, cash deposits, all lock boxes and lock box receipts and all certificates of deposit and other bank deposits owned or held by or on behalf of Seller or any of its Affiliates;

          (b) all policies of insurance of Seller or any of its Affiliates and all of the rights of Seller or any of its Affiliates thereunder;

          (c) all rights, claims, causes of action, recoveries and rights of reimbursement arising out of, relating to or otherwise in any way in respect of, the Excluded Assets, Pre-Closing Environmental Liabilities or the Retained Tax Liabilities, including all rights, guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates in respect of any Excluded Asset, Excluded Liability or Retained Tax Liability;

          (d) all assets related to the Employee Benefit Plans except as specified in Section 6.2 of this Agreement;

          (e) all assets, properties and rights of Seller or any of its Affiliates identified on Schedule 2.2(e);

          (f) subject to the provisions of Sections 8.1 and 8.2 below, the income tax records covering transactions of the Business occurring prior to the Closing Date;

Exhibit 2.1

          (g) the corporate minute books and stock registers or similar items of Seller;

          (h) any patents not set forth on Schedule 4.8(b), subject to the license grant set forth in Section 7.10 hereof; and

          (i) all buildings and related improvements other than the Owned Property, including those buildings identified on Schedule 2.2(i).

     2.3 Assumed Liabilities.

          Except as otherwise provided for herein, Purchaser, in addition to the consideration to be paid pursuant to Section 3.1 hereof, shall assume at the Closing and shall subsequently pay, honor and discharge when due and payable in accordance with and subject to the terms and conditions of the relevant governing agreements, commitments and instruments, only the following liabilities (collectively, the “Assumed Liabilities”):

          (a) all liabilities and obligations reflected on the Closing Balance Sheet (including but not limited to trade payables, accrued wages, accrued vacation and the like), but excluding the Excluded Liabilities) to the extent such liabilities remain a liability of the Business following the Closing;

          (b) all liabilities and obligations of Seller or any Seller Party arising on or after the Closing Date pertaining to the Omnova Manufacturing Agreement, the Omnova Licensing Agreement (to the extent not included in the Contracts), Contracts, Governmental Permits, and Environmental Permits (for the avoidance of doubt, such liabilities and obligations shall not include any Pre-Closing Environmental Liabilities);

          (c) the liabilities of Seller assumed by Purchaser pursuant to Article VI hereof;

          (d) the liabilities for Taxes assumed by Purchaser pursuant to Section 7.9 hereof, including the Assumed Taxes;

          (e) the Assumed Environmental Liabilities;

          (f) all liabilities, obligations and undertakings arising from or under the Labor Condition Application, H-1B visa petition, and Application for Alien Employment Certification application made by Seller for certain Business Employees; and

          (g) all liabilities and obligations arising out of or resulting from the conduct of the Business occurring after the Closing Date, except for the Excluded Liabilities.

Exhibit 2.1

     2.4 Excluded Liabilities.

          Purchaser shall not assume, pay, or in any way be liable, responsible or obligated to pay, perform or otherwise assume or discharge the Excluded Liabilities. The Excluded Liabilities include but are not limited to the following:

          (a) any liability or obligation of Seller or Aerojet under this Agreement or on account of any of the Transaction, including, without limitation, any liability or obligation of Seller or Aerojet to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of Seller or Aerojet and all other expenses associated with the transfer of the Purchased Assets;

          (b) any liabilities or obligations of Seller or Aerojet which would arise as a result of either a breach of any of representations and warranties hereunder of any Seller Party, or a breach of any covenants or agreements hereunder of any Seller Party;

          (c) any liability or obligations of Seller or Aerojet under any Tax sharing agreements by and among any of the Seller Parties existing on or prior to the Closing Date;

          (d) all Retained Tax Liabilities;

          (e) all liabilities related to any Employee Benefit Plan or Employee Pension Benefit Plan, except to the extent accrued on the Closing Balance Sheet or except as specifically assumed by Purchaser pursuant to Section 6.2 of this Agreement;

          (f) Pre-Closing Environmental Liabilities;

          (g) any liabilities or obligations of Seller or Aerojet in connection with any inter-company loan or advance from a Seller Party to another Seller Party or to any Affiliate of any Seller Party;

          (h) any liabilities or obligations of Seller or Aerojet incurred in connection with the sale by any one or more Seller Party of certain equity interests in Seller to NextPharma Technologies S.A or NextPharma Technologies USA Inc. or both, and the subsequent reacquisition of such equity interests by any one or more Seller Party;

          (i) any liabilities or obligations of arising out of noncompliance with bulk sales laws which may be applicable to the Transaction; and

          (j) all liabilities and obligations arising out of or resulting from the conduct of the Business occurring on or prior to the Closing Date, except for the Assumed Liabilities or in accordance with the definition of Pre-Closing Environmental Liabilities.

Exhibit 2.1

     2.5 Closing.

          The Closing shall take place either (i) at the offices of Morrison & Foerster LLP located at 425 Market Street, San Francisco, CA 94105, at 10:00 a.m. local time on the fifth Business Day following the day on which the last of the conditions set forth in ARTICLE IX shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place, time and date as the Parties may mutually agree (such date and time being referred to herein as the “Closing Date”).

ARTICLE III

PURCHASE PRICE

     3.1 Determination of Purchase Price.

          (a) Subject to the terms and conditions of this Agreement and in consideration of the sale, transfer, assignment, conveyance and delivery by Seller and Aerojet (to the extent of their respective ownership interests) of the Purchased Assets to Purchaser, Purchaser shall pay to Seller an aggregate amount equal to One Hundred Nineteen Million Dollars ($119,000,000), which shall be paid at Closing as set forth in Section 3.1(b) and which shall be subject to adjustment pursuant to the terms of this Section 3.1 (as so adjusted, the “Purchase Price”).

          (b) The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:

     (i) by wire transfer of immediately available funds in an aggregate amount of One Hundred Million Dollars ($100,000,000); and

     (ii) by delivery of a promissory note payable to Seller in the original principal amount of Nineteen Million Dollars ($19,000,000) on substantially the terms and conditions set forth on Exhibit D (the “Note”).

          (c) No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Purchaser a written estimate (the “Estimated Statement”) of the items of the 2005 Budgeted Capital Expenditures that have been both incurred and paid by or on behalf of Seller as of the Closing Date (“Completed Capital Expenditures”). Subject to further adjustment pursuant to Section 3.1(f) hereof, (A) to the extent that the Estimated Statement reflects Completed Capital Expenditures of less than Nineteen Million Dollars ($19,000,000), the cash portion of the purchase price payable at Closing shall be decreased by the amount of such difference; and (B) to the extent that the Estimated Statement reflects Completed Capital Expenditures of more than Nineteen Million Dollars ($19,000,000), the cash portion of the purchase price payable at Closing shall be increased by the amount of such excess.

          (d) Within 45 calendar days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller (i) a balance sheet of the Business as of the

Exhibit 2.1

Closing Date prepared in accordance with GAAP applied on a consistent basis with the May Balance Sheet and including such items set forth on the May Balance Sheet (the “Closing Balance Sheet”), and (ii) a statement (“Capital Expenditures Statement”) of the Completed Capital Expenditures.

          (e) Following receipt of the Closing Balance Sheet and the Capital Expenditures Statement, Seller will have 45 calendar days to review both the Closing Balance Sheet and the Capital Expenditures Statement, after which period, if Seller has not disputed in writing (an “Objection”) the Closing Balance Sheet or the Capital Expenditures Statement, Seller will be deemed to have accepted and agreed with the Closing Balance Sheet and the Capital Expenditures Statement, and the Closing Balance Sheet and the Capital Expenditures Statement shall be final and binding upon the Parties. During such period, Purchaser shall make available its accounting staff and internal auditors to respond to questions of Seller relating to the Closing Balance Sheet and the Capital Expenditures Statement and shall furnish to Seller such work papers and other documents and information relating to the Closing Balance Sheet and the Capital Expenditures Statement as Seller may reasonably request and are available to Purchaser or its Affiliates. An Objection shall set forth a general description of the basis of the Objection and the adjustments to the Closing Balance Sheet or the Capital Expenditures Statement or both that Seller believes should be made, which Objection must be delivered to Purchaser on or before the last day of such 45-day period, in which case each item in the Closing Balance Sheet and the Capital Expenditures Statement that is not disputed in such Objection shall be deemed to be agreed to by Seller and shall be final and binding upon the Parties. Purchaser shall have 30 days to review and respond to the Objection.

          (f) To the extent that the Estimated Statement reflects Completed Capital Expenditures of more than the amount shown on the Capital Expenditures Statement (such difference an “Overpayment”), then the purchase price shall be decreased by the amount of such Overpayment, and Seller shall promptly make payment in immediately available funds to Purchaser in the amount of the Overpayment. To the extent that the Estimated Statement reflects Completed Capital Expenditures of less than the amount shown on the Capital Expenditures Statement (such difference an “Underpayment”), the purchase price shall be increased by the amount of such Underpayment, and Purchaser shall promptly make payment in immediately available funds to Seller in the amount of such Underpayment.

          (g) The Parties shall attempt in good faith to reach an agreement with respect to any matters in dispute regarding the Closing Balance Sheet and/or the Capital Expenditures Statement. If the Parties are unable to reach agreement with respect to the Closing Balance Sheet and/or the Capital Expenditures Statement within 30 days following the delivery of Purchaser’s response to an Objection, any remaining disputed items shall be referred for final binding resolution to an accounting firm mutually acceptable to both Parties or, in the absence of such agreement, by an accounting firm (with no existing or prior material business with either Seller or Purchaser) of national reputation selected by lot. The selected accounting firm shall be directed by the Parties to (i) determine each disputed item on the Closing Balance Sheet on the basis consistent with the May Balance Sheet, (ii) determine each disputed item on the Capital

Exhibit 2.1

Expenditures Statement in accordance with GAAP, (iii) render its determination within 30 days after such referral for binding resolution is made, and (iv) upon reaching a determination, deliver to both Purchaser and Seller a modified Closing Balance Sheet and/or Capital Expenditures Statement reflecting the items that have become final and binding upon the Parties and the accounting firm’s determination of each disputed item. The determination by the accounting firm so selected of the Closing Balance Sheet and/or the Capital Expenditures Statement (with such modifications therein, if any, as reflect such determination) shall be conclusive and binding upon the Parties. The fees and expenses of such accounting firm shall be shared equally by the Seller Parties, on the one hand, and Purchaser, on the other hand. Nothing herein shall be construed to authorize or permit the accounting firm to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the disputed items submitted to them for determination in accordance with this Section 3.1(g).

          (h) Each Party shall provide the other Parties and their respective representatives reasonable access to the premises of the Business, to their respective books and records and to their respective appropriate personnel for purposes of preparing and confirming the Closing Balance Sheet, the Capital Expenditures Statement and the CAPEX Statement.

     3.2 Certain Budgeted Capital Expenditures.

          (a) Within 45 days of following the completion of the Identified Capital Project, Purchaser shall cause to be prepared and delivered to Seller a detailed summary (including supporting backup) (the “CAPEX Statement”) of the actual capital expenditures (the “Actual Expenditures”) incurred by the Business for the capital project identified on Schedule 3.2 (the “Identified Capital Project”). In the event that the amount of the Actual Expenditures for the Identified Capital Project exceeds the Guaranteed Amount by Two Million Dollars ($2,000,000.00) or less, then Seller shall promptly make payment in immediately available funds to Purchaser in the amount of fifty percent (50%) of such excess. In the event that the amount of the Actual Expenditures for the Identified Capital Project exceeds the Guaranteed Amount by more than Two Million Dollars ($2,000,000.00), then Seller shall have no obligation to pay Purchaser any amounts (other than the payment obligation set forth in the foregoing sentence). In the event that the amount of the Actual Expenditures for the Identified Capital Project is less than the Guaranteed Amount by Two Million Dollars ($2,000,000.00) or less, then Purchaser shall promptly make payment in immediately available funds to Seller in the amount of fifty percent (50%) of such difference. In the event that the amount of the Actual Expenditures for the Identified Capital Project is less than the Guaranteed Amount by more than Two Million Dollars ($2,000,000.00), then Purchaser shall have no obligation to pay Seller any amounts (other than the payment obligation set forth in the foregoing sentence).

          (b) The Parties shall attempt in good faith to reach an agreement with respect to any matters in dispute regarding the Actual Expenditures and/or the CAPEX Statement. Any disputes regarding the Actual Expenditures or the CAPEX Statement

Exhibit 2.1

shall be governed by the same procedures set forth in Section 3.1(g) hereof for the Closing Balance Sheet and the Capital Expenditures Statement.

     3.3 Allocation of Purchase Price.

          The Parties agree that they will use their respective best efforts to determine the allocation of the Purchase Price to meet the requirements of Section 1060 of the Code. Each of the Parties agrees to prepare and file in a timely manner an IRS Form 8594 and other appropriate information, as required by Section 1060 of the Code and pertinent regulations and Internal Revenue Service instructions, with respect to those Purchased Assets required to be reflected on such Form. The Parties each agree to submit to the other a draft copy of any Form 8594 it proposes to file with respect to the Purchased Assets at least 45 days before the proposed filing date thereof and to jointly discuss and attempt to agree, in good faith, to the contents thereof. Each Party shall provide to the other Party the final version of such Form and information promptly after filing. To the extent the amount paid for the Purchased Assets is adjusted after the Closing Date, the Parties agree to revise and amend any agreed Schedule and their respective Forms 8594 in the same manner and according to the same procedure.

     3.4 Closing Deliveries.

          At the Closing, Seller shall deliver or cause to be delivered to Purchaser, and/or Purchaser shall deliver or cause to be delivered to Seller, as applicable:

          (a) A bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit E (the “Bill of Sale”), duly executed by each Party thereto, and any other instruments of assignment and transfer duly executed by Seller and Aerojet, in form and substance reasonably satisfactory to counsel for Purchaser, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Seller and Aerojet (to the extent of their respective ownership interests) in and to the Purchased Assets;

          (b) The transition services agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”), as revised by the Parties on or before Closing to delete those Services (as defined therein) which Purchaser will not require be provided by the Seller Parties in accordance with the terms thereof, duly executed by each Party thereto;

          (c) A ground lease between Aerojet and Purchaser in substantially the form attached hereto as Exhibit G (the “Ground Lease”), and the documents provided for therein (provided that the parties shall cooperate to prepare Exhibits I-K of such Ground Lease as such exhibits are described therein, in form reasonably acceptable to both parties, prior to the Closing), each duly executed by each Party thereto;

          (d) A lease between Aerojet and Purchaser for certain warehouse buildings located on Aerojet land outside of the Leased Property in substantially the form attached hereto as Exhibit H (the “Warehouse Lease”), duly executed by each Party thereto;

Exhibit 2.1

          (e) A lease between Aerojet and Purchaser for a certain building located on the Leased Property in substantially the form attached hereto as Exhibit I (the “Aerojet Lease”), duly executed by each Party thereto;

          (f) The certificates and other documents required to be delivered pursuant to ARTICLE IX;

          (g) Payment by wire transfer in immediately available funds of the portion of the Purchase Price identified in Section 3.1(b)(i) as adjusted pursuant to the terms of Section 3.1(c);

          (h) A true and complete copy, certified by the Secretary or an Assistant Secretary of each Party, of the resolutions duly and validly adopted by the board of directors of that Party evidencing its authorization of the execution and delivery of this Agreement and consummation of the Transaction;

          (i) The Trademark License Agreement as provided in Section 8.5, duly executed by each Party thereto;

          (j) A cross-receipt acknowledging Seller’s receipt of the Purchase Price and Purchaser’s receipt of the Purchased Assets duly executed by each Party thereto;

          (k) For each Owned Property, a valid current certificate of use or occupancy issued by the applicable Governmental Authority (collectively, “Certificates of Use and Occupancy”);

          (l) All such other documents and instruments of assignment, transfer or conveyance as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Purchaser and to put Purchaser in actual possession or control of the Purchased Assets;

          (m) Subject to the provisions of Section 7.19 hereof, a license regarding certain Polyfox Intellectual Property in substantially the form attached hereto as Exhibit J (the “Polyfox License”), duly executed by Aerojet and Purchaser;

          (n) The Guaranty duly executed by Parent;

          (o) The Note, duly executed by Purchaser;

          (p) If required pursuant to Section 12.8 hereof, the Purchaser Guaranty duly executed by Purchaser; and

          (q) All such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Purchaser of the Assumed Liabilities.

Exhibit 2.1

     3.5 Further Conveyances and Assumptions; Consents.

          (a) Without derogating the rights of Purchaser pursuant to Section 7.10, nothing in this Agreement nor the consummation of the Transaction shall be construed as an attempt, offer or agreement to assign any Purchased Asset, including any Contract, Governmental Permit, Environmental Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a Third Party or Governmental Authority or is cancelable by a Third Party or Governmental Authority in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use its reasonable best efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents or novations (if appropriate) promptly; provided, however, that such cooperation shall not require Seller or any of its Affiliates to remain secondarily liable or to make any material payment to obtain any such consent or novation with respect to any Nonassignable Asset except as required under applicable statute or regulation with respect to any Governmental Permits and Environmental Permits. To the extent permitted by any applicable Law, Seller and Purchaser shall request that each Governmental Authority or Person whose consent is requested treat as confidential all information, documents and other materials submitted to it in connection with such request.

          (b) Purchaser and Seller shall use their respective reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate all obligations under any and all Contracts or other obligations or liabilities that constitute Assumed Liabilities or to obtain in writing the release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Assumed Liabilities.

          (c) Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

          (d) In the event that any Governmental Permit, Environmental Permit or right granted by a Governmental Authority that would otherwise have been a Purchased Asset is a Nonassignable Asset, Seller shall provide such assistance as Purchaser may reasonably request in Purchaser’s efforts to obtain a comparable permit, license or right.

          (e) Upon the written request of Purchaser and upon Purchaser’s waiver of the appropriate closing condition, if any such consent shall not be obtained, then Seller and Purchaser shall do all things reasonably necessary and cooperate with each other in any legal, reasonable and economically feasible arrangement designed to provide to Purchaser the benefit of any such Nonassignable Asset (in which case, Purchaser shall make up to and no more than those payments Purchaser would have otherwise been required to make (if any) to obtain the full benefits under such Nonassignable Assets had they been assigned to Purchaser).

Exhibit 2.1

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

SELLER

     Each of Seller and Aerojet, jointly and severally, represents and warrants to Purchaser as follows, except as set forth in the disclosure schedules dated as of the date hereof and accompanying this Agreement (each, a “Schedule” and collectively, the “Schedules”):

     4.1 Organization, Qualification and Power.

          (a) Seller (i) is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required, except where the failure to so qualify or obtain authorization would not result in a Material Adverse Effect on the Business, and (iii) has full power and authority to carry on the Business as presently conducted and to own and lease, use and operate the Purchased Assets owned and leased, used and operated by it.

          (b) Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of Ohio, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required, except where the failure to so qualify or obtain authorization would not result in a Material Adverse Effect on the Business, and (iii) has full power and authority to carry on its respective portion of the Business as presently conducted (to the extent of its ownership interests) and to own and lease, use and operate the Purchased Assets owned and leased, used and operated by it (to the extent of its ownership and leasehold interests).

          (c) Aerojet (i) is a corporation duly organized, validly existing and in good standing under the laws of Ohio, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required, except where the failure to so qualify or obtain authorization would not result in a Material Adverse Effect on the Business, and (iii) has full power and authority to carry on its respective portion of the Business as presently conducted (to the extent of its ownership interests) and to own and lease, use and operate the Purchased Assets owned and leased, used and operated by it (to the extent of its ownership interests).

     4.2 Authority.

          Each Seller Party has all requisite power and authority to execute and deliver the Transaction Documents and to effect and carry out its obligations thereunder and the Transaction and has duly executed and delivered this Agreement. The execution and delivery of the Transaction Documents by each Seller Party to which it is a party, the performance by each Seller Party of its obligations thereunder and the consummation by each Seller Party of the Transaction have been duly and validly authorized by all necessary corporate and other entity

Exhibit 2.1

action on the part of each Seller Party, and no other proceedings on the part any Seller Party are necessary to authorize the Transaction Documents or to consummate the Transaction. The boards of directors of Parent and Aerojet have approved Seller’s and Aerojet’s execution of this Agreement and the consummation of the Transaction by Seller, Aerojet and Parent. Assuming the due execution of each of the Transaction Documents to which each Seller Party is a party by the other parties thereto and that such Transaction Documents are the legal, valid and binding obligation of such parties (other than the Seller Parties) this Agreement is and the other Transaction Documents will, when executed and delivered by each Seller Party to which it is a party in the forms attached hereto, be enforceable against each Seller Party (except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally) and this Agreement does not and such other Transaction Documents will not conflict with any Seller Party’s constituent documents or, to the Knowledge of Seller, other agreements or arrangements to which any Seller Party is a party.

     4.3 Consents and Approvals; No Violation.

          Neither the execution and delivery of or the performance under the Transaction Documents to which the Seller Parties are a party nor the consummation by the Seller Parties of the Transaction will (i) except as set forth on Schedule 4.3 hereto (the “Required Consents”), require any consent, license, approval, authorization, order or permit of, or registration or filing with or declaration or notification to, any Person (including without limitation any Governmental Authority), except where the failure to obtain such consent, license, approval, authorization, order or permit would not result, individually or in the aggregate, in a Material Adverse Effect on the Business; (ii) violate any order, judgment, decree, injunction, statute, rule or regulation of any court or any other Governmental Authority applicable to any Seller Party, except, in each case, such as would not, individually or in the aggregate, have a Material Adverse Effect on the Business; (iii) result in a breach or violation of any provision of any Seller Party’s articles of incorporation, by-laws, articles of association or similar organizational documents; (iv) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, Lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which any Seller Party is a party or by which it is bound that might have any effect on the consummation of the Transaction, title to the Purchased Assets or the conduct of the Business, except, in each case, such as would not, individually or in the aggregate, have a Material Adverse Effect on the Business; (v) conflict with, violate or result in any breach, suspension, revocation or modification of any Governmental Permit that relates to the Business or the Purchased Assets; or (vi) result in the imposition or creation of any Lien (other than Permitted Liens) upon or relating to the Business or the Purchased Assets.

     4.4 Title to Purchased Assets.

          (a) Except as set forth on Schedule 4.4(a), the Seller Parties have good and marketable title to, are the exclusive legal and equitable owners of, or have valid and binding leasehold interests or licenses in, all real and personal tangible Purchased Assets,

Exhibit 2.1

free and clear of any Lien (other than Permitted Liens) other than those arising pursuant to the Security Agreement (which shall be released and terminated as of the Closing Date as provided in Section 9.3(f)).

          (b) Upon Closing and except for those Liens arising as a result of Purchaser’s actions, Purchaser will acquire exclusive, good and marketable title or license to, or a valid leaseholder interest in (as the case may be), the Purchased Assets, subject to Permitted Liens.

          (c) Except as set forth on Schedule 4.4(c), to the Knowledge of Seller, (i) none of the Inventory and undelivered products included in the Purchased Assets contain any defects or problems (latent or otherwise) that have led or that are reasonably likely to lead to the replacement or repurchase of any products of the Business and (ii) no claim for money damages or repair, replacement or repurchase has been made or, to the Knowledge of Seller, threatened that remain unresolved as of the date hereof relating to any product of the Business.

     4.5 Buildings and Leased Property.

          (a) Schedule 4.5(a) sets forth a complete and accurate list, as of the date hereof, of the buildings to be included in the Purchased Assets (the “Owned Property”). The Parties agree that Schedule 4.5(a) may be modified with such additions and deletions to such list as may be mutually agreed to by the Parties on or before the Closing.

          (b) The Seller Parties have or will have at Closing good, valid and marketable fee title to the Leased Property, free and clear of all Liens or other encumbrances, except for Permitted Liens, those matters set forth on Schedule 4.5(b), and those matters relating to zoning, building and similar Laws.

          (c) Except for the Seller Parties, there are no other parties occupying, or with a right to occupy, the Owned Property or the Leased Property. Each of the Owned Property is in reasonable operating condition and repair, in light of its respective age, for the purposes for which it is currently being used, and is maintained in accordance with the Seller Parties’ usual business practices and to the Knowledge of Seller, are structurally sufficient and otherwise suitable for the conduct of the Business as presently conducted.

          (d) No improvements or alterations on the Leased Property, including the Owned Property, none of the Owned Property, or any current use thereof, violates any applicable building, zoning, land-use or other Law, deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to ownership or operation of all improvements on the Leased Property, other than those which are transferable with the Owned Property, are required by any governmental authority having jurisdiction over the Owned Property. All Owned Property can be transferred to Purchaser by virtue of this

Exhibit 2.1

Agreement and used by Purchaser in substantially the same manner after the Closing as before the Closing.

          (e) To the Knowledge of Seller, all existing water, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Owned Property are adequate for the conduct of the Business as it currently is conducted as of the date hereof, recognizing that some of such utilities and services are provided through Aerojet.

          (f) Each of the Seller Parties has made available to Purchaser true and complete copies of the most recent title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits (in addition to the Phase I), appraisals, permits, and other title documents (if any) affecting the Leased Property and the Owned Property in the Seller Parties’ possession.

          (g) Except as set forth on Schedule 4.5(g), none of the Seller Parties has leased, subleased, licensed or granted any right of use or occupancy with respect to the Leased Property or any structure on the Leased Property, including any Owned Property, to any other Person.

          (h) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of each of the Seller Parties, threatened against any of the Leased Property or the Owned Property.

          (i) To the Knowledge of each of the Seller Parties, and except as provided in the Ground Lease or the Aerojet Lease, and after giving effect to any Required Consents, there are no facts that would prevent the Owned Property or the Leased Property from being occupied by the Business after the Closing in the same manner as immediately prior to the Closing.

     4.6 Sufficiency of Assets.

          Except as set forth on Schedule 4.6 hereto, the Purchased Assets comprise all of the assets, properties and contract and other rights necessary to enable Purchaser to operate the Business after the Closing in the same manner as the Business is currently conducted and as the Business will be conducted on the Closing Date.

     4.7 Scheduled Contracts.

          (a) Schedule 4.7(b) hereto lists each of the Scheduled Contracts (as defined in Section 4.7(b)) relating to the Business. Except as noted on Schedule 4.7(a):

               (i) each such Scheduled Contract is a valid and binding obligation of Seller, is in full force and effect and is enforceable by and against Seller in accordance with its terms (except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally);

Exhibit 2.1

          (ii) Seller (1) has performed in all material respects all obligations required to be performed by it to date under such Scheduled Contracts, (2) is not, and to the Knowledge of Seller no other party to any Scheduled Contract is, in any material respect in breach or default thereunder, (3) has not terminated or cancelled any Scheduled Contracts, and (4) has not received written notice from the other party to any Scheduled Contract of noncompliance, breach or default by Seller that has not been cured by Seller or of termination or cancellation of any Scheduled Contract other than termination or cancellation pursuant to the normal term of such Scheduled Contracts;

          (iii) To the Knowledge of Seller, after giving effect to the receipt of consents required under such Scheduled Contracts for the Transaction, there is no current state of facts which, with notice or lapse of time or both, would (a) constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under the Scheduled Contracts; (b) give any Third Party the right to declare a default or exercise any remedy under any Scheduled Contract; (c) give any Third Party the right to accelerate the maturity or performance of any Scheduled Contract or to cancel, terminate or modify any Scheduled Contract; or (d) otherwise result in a Material Adverse Effect on the Business. Seller has not waived any material right under any Scheduled Contract.

          (iv) Seller has made available to Purchaser accurate, correct and complete copies of all Scheduled Contracts, including all amendments, supplements, modifications and waivers thereof. All Scheduled Contracts are in writing.

          (b) For the purposes of this Section 4.7, “Scheduled Contracts” means a Contract relating to the Business or the Purchased Assets to which any Seller Party is a party and which is:

          (i) (1) any employment, retention, change in control, stay bonus or severance Contract, (2) any independent contractor or consulting Contract involving annual consideration of more than $150,000, or (3) any collective bargaining agreement and other material agreement to or with any labor union;

          (ii) any Contract with a supplier to Seller for goods or services involving annual consideration in excess of $150,000, excluding those Contracts which are cancelable by Seller within 30 days after notice without penalty or premium;

          (iii) any Contract with a customer of the Business with respect to which Seller expects to receive consideration in excess of $150,000 per annum;

          (iv) any joint venture or partnership Contracts or any other Contract involving a sharing of profits;

Exhibit 2.1

          (v) any non-compete, non-solicitation or similar Contract that materially restricts or attempts to materially restrict the conduct of the Business in any geographic area;

          (vi) each lease, license, installment or conditional sale agreement and other agreement affecting the ownership of, leasing of, title to, use of any leasehold or other interest in any real or personal property (including licensing or royalty agreements with respect to Pharmaceutical Intellectual Property), except personal property leases, licenses and installment and conditional sales agreements having a value per item or annual payments of less than $150,000 or a term of less than one year;

          (vii) except with respect to any Excluded Liabilities, any agreement or arrangement involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the purchase money indebtedness (excluding normal trade payables) or guaranteeing in any way any agreement, arrangement or obligation in connection with any Third Party; or

          (viii) any agreement or arrangement to indemnify any Third Party or to share in or contribute to the liability of any Third Party, other than any off-the-shelf third party software license agreement or other arrangement or Contract entered into in the ordinary course of business.

4.8 Intellectual Property.

          (a)

          (i) Except as set forth on Schedule 4.8(a)(i), Seller owns or has the right to use or otherwise practice the Intellectual Property used or otherwise practiced by it in connection with the Business as presently conducted (the “Pharmaceutical Intellectual Property”);

          (ii) Aerojet owns or has the right to use or otherwise practice the Licensed Intellectual Property;

          (iii) Except as set forth on Schedule 4.8(a)(iii), during the immediately preceding four years, Seller Parties have not received any written communication claiming the Pharmaceutical Intellectual Property or the conduct of the Business as presently conducted is using, disclosing or otherwise practicing in an unauthorized manner, infringing, or misappropriating the Intellectual Property of any other Person;

          (iv) Neither the Pharmaceutical Intellectual Property nor the Business as presently conducted infringes, uses or otherwise practices, or discloses in an unauthorized manner, or constitutes a misappropriation of, the Intellectual Property of any other Person; and

          (v) Except as set forth on Schedule 4.8(a)(v), upon Closing, after giving effect to the provisions of Section 7.10 hereof, all of the Licensed Intellectual

Exhibit 2.1

Property will be immediately available for use or practice by Purchaser on terms and conditions substantially identical to those under which Seller presently uses or practices such Licensed Intellectual Property, without any affirmative act by Purchaser or any other Person.

          (b) Schedule 4.8(b) contains a complete and accurate list of the patents, patent applications, registered and unregistered trademarks, service marks, and certification marks and applications therefore, copyright registrations and applications for copyright registrations that are owned and controlled by Seller and included in the Pharmaceutical Intellectual Property and all of the foregoing are valid and in full force and were prosecuted in good faith.

          (c) Except as set forth on Schedule 4.8(c), there are no royalties, honoraria, fees, or other payments payable by Seller to any Person by reason of the ownership, use, license, sale, or disposition of any Pharmaceutical Intellectual Property;

          (d) To the Knowledge of either of the Seller Parties, none of the Pharmaceutical Intellectual Property is involved in any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or threatened suit, action, or proceeding arising out of a right or claimed right of any Person with respect to any Intellectual Property Right;

          (e) Seller has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the Pharmaceutical Intellectual Property that derive independent economic value, actual or potential, from not being generally known to other persons; without limitation on the generality of the foregoing, Seller Parties have obtained confidentiality and inventions assignment agreements, in one or more forms that have protections and conditions substantially similar in effect to those included in the forms set forth in Schedule 4.8(e)(ii), from substantially all of the current employees and independent contractors of Seller Parties (and to the Knowledge of Seller, substantially all of the past employees of Seller Parties) involved in the creation or development of Pharmaceutical Intellectual Property; no independent contractor who has performed services related to the Business has (or upon Closing, will have) any right, title, or interest in any Pharmaceutical Intellectual Property; and

          (f) To the Knowledge of Seller, after giving effect to any Required Consents, the execution, delivery, and performance of this Agreement, and the consummation of the Transaction, will not breach, violate, or conflict with any agreement governing any Pharmaceutical Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Pharmaceutical Intellectual Property, or in any way impair the right of Purchaser to use or bring any action for the unauthorized use or otherwise practice or disclosure, infringement, or misappropriation of any Pharmaceutical Intellectual Property.

     4.9 Taxes.

          (a) Except as set forth on Schedule 4.9 hereto, with respect to the Business:

Exhibit 2.1

          (i) Parent and Seller have timely filed all material Tax Returns relating to the Business or the Purchased Assets that are required to have been filed on or prior to the Closing Date, and all such Tax Returns have been duly prepared and are complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been or will be paid in a timely fashion or have been accrued as reflected on the Closing Balance Sheet. All material Taxes required to be paid by Parent or Seller to any Tax Authority or other party (including Tax charges required to be paid by contractual or other binding agreement) (whether or not shown on any Tax Return) relating to the Business or the Purchased Assets on or before the Closing Date have been paid if due, or accrued on the Closing Balance Sheet if not yet due;

          (ii) As of the Closing Date, there are no pending tax audits, assessments, ruling requests or other proceedings relating to Assumed Taxes, and Seller has received no written notice of any such proceeding;

          (iii) No Seller Party has waived the statutes of limitations for federal, state, local or foreign Tax purposes with respect to Assumed Taxes;

          (v) No deficiency has been proposed and not paid with respect to any Tax return filed by Seller prior to the Closing Date with respect to Assumed Taxes;

          (vi) All payroll Taxes of the Business that are other than Retained Tax Liabilities that Seller is required by Law to withhold have been withheld and properly deposited;

          (vii) There are no Liens for Taxes (other than Permitted Liens) upon any of the Purchased Assets;

          (viii) None of the Purchased Assets or Leased Property is “tax exempt use property” within the meaning of Section 168 of the Code; and

          (ix) Seller is not a person other than a United States person within the meaning of the Code.

          (b) At all times since its formation through the date hereof, Seller has been classified either as a partnership or as an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes. As of the date hereof Seller is, and as of the earlier of (i) immediately prior to the Merger, and (ii) the Closing Date, Seller will be, an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes.

     4.10 Employee Benefit Plans.

          (a) Schedule 4.10(a) lists all of Seller’s ERISA Affiliates.

          (b) Schedule 4.10(b) sets forth a list of all material Employee Benefit Plans and Employee Pension Benefit Plans.

Exhibit 2.1

          (c) The Seller Parties have made available to Purchaser complete and correct copies of all material documents evidencing any material Employee Benefit Plan, together with copies of all annual reports for the preceding three plan years and current summary plan descriptions applicable thereto.

          (d) With respect to each Employee Benefit Plan: (i) each such plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations thereunder, including the benefit continuation provisions of COBRA; (ii) to the Knowledge of Seller, there has been no violation of ERISA’s fiduciary obligations nor any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in material liability for Seller; (iii) no plan has any liability for any federal, state, local or foreign taxes; and (iv) all reports required to be filed (if any) with the Department of Labor, state and local governments, and the Internal Revenue Service have been filed with respect to each such plan and with respect to the Transaction. To the extent any such Employee Benefit Plan is insured, each Seller Party, as applicable, has paid or accrued or will pay or accrue when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any such Employee Benefit Plan is funded other than with insurance, each Seller Party, as applicable, has made or accrued or will have made or accrued all contributions required to be paid for all periods through and including the Closing Date. No Seller Party has incurred any liability on account of a termination of an Employee Benefit Plan or Employee Pension Benefit Plan which has not been satisfied. No Seller Party has incurred any liability on account of a complete or partial withdrawal from any multiemployer pension plan that has not been satisfied. All benefits (including, without limitation, compensation, benefits, vacation, sick leave, etc.) earned by the Business Employees pursuant to any such Employee Benefit Plan have been accrued or paid or will be accrued or paid prior to the Closing Date.

          (e) No Business Employee hired by Seller on or after January 1, 1997, whether or not covered by a collective bargaining agreement, is or will be eligible to participate in Seller’s or Aerojet’s retiree group medical, drug or dental plans. The IAM Agreement does not require that medical, drug or dental benefits for retirees be provided to persons hired after January 1, 1997.

     4.11 Employee and Labor Relations.

          (a) There is no material labor strike, slowdown, dispute, work stoppage, or lockout pending, or to the Knowledge of Seller, threatened against or otherwise affecting Seller.

          (b) Except as set forth on Schedule 4.11(b), there is no unfair labor practice charge or complaint with respect to Seller pending before the National Labor Relations Board or any similar Governmental Authority outside of the United States involving any Seller Party.

          (c) Except as set forth on Schedule 4.11(c), there is no pending grievance or arbitration involving any Business Employees that, individually or when

Exhibit 2.1

aggregated with other grievances or arbitrations based on substantially the same facts or circumstances, involves or would reasonably be expected to involve an amount in controversy of at least $200,000.

          (d) Except as set forth in Schedule 4.11(d), with respect to the Business Employees, the Seller is not subject to any collective bargaining agreement to which a Seller is a party.

     4.12 Compliance with Laws.

          Except with respect to matters addressed by Section 4.10 or by Section 4.14 and except as set forth on Schedule 4.12, (a) the conduct of the Business is in compliance with all Laws applicable to the conduct of the Business and ownership of the Purchased Assets, the Leased Property and Assumed Liabilities, (b) no conditions or circumstances currently exist that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of or a failure to comply with, any of such Laws; and (c) no Seller Party has received a notice of violation of any such Laws in connection with the Business or the Leased Property other than violations which have been cured and as to which any related proceedings before or involving any Governmental Authority have been finally resolved, in each case of (a), (b) and (c), except for instances of noncompliance or possible noncompliance that individually or in the aggregate would not constitute a Material Adverse Effect on the Business.

     4.13 Litigation.

          Except as set forth on Schedule 4.13 hereto, Seller is not involved in any pending or, to the Knowledge of Seller, threatened litigation, proceeding, action, claim, charge, complaint, accusation or investigation involving the Business, any of the Purchased Assets or any Business Employee. Except as set forth on Schedule 4.13 hereto, neither a Seller Party nor the Purchased Assets are subject to any existing Order that is related to the Business or any of the Purchased Assets.

     4.14 Environmental Matters.

          Except as set forth on Schedule 4.14 hereto:

          (a) The operations of the Business and the use of the Purchased Assets have at all times been and are in full compliance with all Environmental Law except where the failure to comply would not, individually and in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (b) The appropriate Seller Party has obtained and owns or possesses all permits, licenses, franchises, certificates, approvals and other authorizations which are required under Environmental Law to conduct the Business as it is presently conducted and use the Purchased Assets as currently used (collectively, the “Environmental Permits”), and Seller is in compliance in all material respects with all such Environmental Permits, and all such Environmental Permits are in full force.

Exhibit 2.1

          (c) There has been no Release at the Leased Property which is reasonably likely to result in a Material Adverse Effect on the Business. No Hazardous Substance is present in, on, or under, or migrating to, or from, the Owned Property or Leased Property that is reasonably likely to result in a liability that would not be considered an Excluded Liability hereunder and that would be reasonably likely to result in a Material Adverse Effect.

          (d) Seller has not received any notice from any Governmental Authority regarding or alleging, and no condition or circumstance currently exists that is reasonably likely to result in (with or without notice or lapse of time or both), a violation or failure to comply with any Environmental Law or Environmental Permit.

          (e) There are no Liens (other than Permitted Liens), declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on the Leased Property, and no action of any Governmental Authority has been taken or is in process which could subject such Leased Property to such Liens, declarations or deed restrictions except where such Liens, declarations or deed restrictions would not, individually and in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (f) None of the following exists at the Leased or Owned Property: any asbestos-containing material in any form which is friable; PCBs; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, solid waste management units, surface impoundments, waste piles or land disposal areas of any kind other than those (1) that would result only in Losses that would be Excluded Liabilities hereunder or (2) that collectively would not be reasonably likely to result in a Material Adverse Effect.

          (g) To the Knowledge of Seller, Seller has made available to Purchaser complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in any Seller Party’s possession regarding the presence or alleged presence of Hazardous Substances at, on, or affecting the Leased Property, or regarding the Seller’s compliance with any Environmental Law.

          (h) The representations and warranties contained in this Section 4.14 shall be the exclusive representations and warranties with respect to Environmental Law and Hazardous Substances and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to environmental matters.

     4.15 Insurance.

          All insurance policies that insure the Business and the Purchased Assets (i) are set forth on Schedule 4.15 hereto and (ii) are in full force and effect and are valid and enforceable (except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally) and cover against all risks

Exhibit 2.1

normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities. All premiums due thereunder have been paid. No Seller Party has received any notice of cancellation or non-renewal of any such insurance policy and no event has occurred which, with notice or the lapse of time, would constitute a breach of any such insurance policy or permit termination, modification or acceleration of any such insurance policy.

     4.16 Top Five Customers.

          Schedule 4.16 hereto lists the top five customers by revenue of the Business for the period ended May 31, 2005 (“Key Customers”). To the Knowledge of Seller, there is currently no state of facts which, with notice or lapse of time or both, would adversely affect the purchases forecasted by Seller as of the date hereof from Key Customers.

     4.17 Financial Statements.

          (a) The unaudited consolidated balance sheets of the Business as of November 30, 2002, November 30, 2003 and November 30, 2004, and the unaudited consolidated balance sheet as of May 31, 2005 (the “May Balance Sheet”), true and complete copies of which have been furnished to Purchaser, (i) were derived from and are consistent with the books and records of Seller, (ii) were prepared in accordance with GAAP throughout the periods covered and (iii) fairly and accurately present the assets and liabilities (whether accrued, contingent or otherwise) of the Business at such dates. A true and complete copy of the May Balance Sheet is attached hereto as Schedule 4.17(a).

          (b) The unaudited consolidated income statements of the Business for the 12-month periods ended November 30, 2002, November 30, 2003, and November 30, 2004 and the 6-month period ended May 31, 2005, true and complete copies of which have been furnished to Purchaser, (i) were derived from and are consistent with the books and records of Seller, (ii) were prepared in accordance with GAAP throughout the periods covered and (iii) fairly and accurately present the financial condition and results of operations of the Business for such periods.

     4.18 Conduct in the Ordinary Course; Absence of Certain Changes and Conditions.

          (a) Since December 1, 2004, the Business has been conducted in the ordinary course consistent with past practices. As amplification and not limitation of the foregoing, since December 1, 2004, except as set forth on Schedule 4.18(a), no Seller Party has with respect to the Business or the Purchased Assets:

(i)	(A) Granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to the Employees, or (B) Established or increased or promised to increase any benefits, in either case except as required by Law, or any collective bargaining agreement, or involving ordinary

Exhibit 2.1

increases consistent with the past practices of the Business, or pursuant to a contractual obligation existing on the date thereof or hereof;

(ii)	Made any change in any method of accounting or accounting practice or policy used by the Business, other than such changes as are required by GAAP;

(iii)	Made or revoked any material Tax election or any change in any method of Tax accounting; or

(iv)	Compromised or settled any material Tax liability.

          (b) Except for Excluded Liabilities, Seller has no liabilities which are material to the Business taken as a whole other than (i) those set forth in the May Balance Sheet; (ii) those incurred in the ordinary course of business and not required to be set forth in the May Balance Sheet under GAAP; (iii) those incurred in the ordinary course of business since the date of the May Balance Sheet; (iv) those incurred in connection with the execution of this Agreement; or (v) those disclosed in this Agreement including the Schedules.

     4.19 Brokers’ Fees.

          No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, agent or other Person with respect to the Transaction, except that Seller may be obligated to pay a fee to Lincoln Partners LLC in connection with the Transaction.

     4.20 Inventory.

          Except as set forth on Schedule 4.20, all Inventory reflected in the May Balance Sheet which is obsolete, defective or below standard quality has been reserved, written off or written down to net realizable value.

     4.21 Books and Records.

          Seller has made available to Purchaser accurate, correct and complete copies of all books of account and other financial records of Seller relating to the Business.

     4.22 Governmental Permits, Licenses.

          Except as set forth on Schedule 4.22 hereto:

          (a) one of the Seller Parties has obtained all of the Governmental Permits required or appropriate in the operation of the Business as currently conducted and the ownership of the Purchased Assets;

          (b) all of the Governmental Permits are in full force and effect;

Exhibit 2.1

          (c) with respect to the Business to the Knowledge of Seller (i) Seller is not in material violation of or under any of the Governmental Permits and has made all required or appropriate filings and notifications thereunder, (ii) other than the Transactions contemplated by this Agreement, there is no existing condition that, with the giving of notice or the passage of time, or both, might reasonably constitute any such violation, and (iii) no Governmental Permit shall terminate or lapse as a result of the Transaction;

          (d) there is no proceeding pending or, to the Knowledge of Seller, threatened, with respect to any alleged violation by Seller of any of the Governmental Permits; and

          (e) to the Knowledge of Seller, no violations have been recorded for which any fines or penalties are due under any such Governmental Permits.

     4.23 Seller Products and Product Warranty.

          Except as set forth on Schedule 4.23 hereto, in the twelve months immediately preceding the date of this Agreement, no Seller Party has received any written notice that any products manufactured, processed, distributed, shipped or sold by Seller relating to the Business or that any services rendered by Seller relating to the Business have not been, in all material respects, in conformity with all applicable contractual commitments.

     4.24 Credit Agreement Defaults.

          To the Knowledge of the Seller Parties, (i) no Seller Party is in breach or default under the Credit Agreement as of the date hereof, (ii) there is no current state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance of any obligation to be performed by any party under the Credit Agreement as of the date hereof; and (iii) Seller Parties have not received any notice from a Lender Party (as defined in the Credit Agreement) alleging that Seller Parties are in breach or default under the Credit Agreement of any Seller Party as of the date hereof.

     4.25 No Other Representations.

     Except for the representations and warranties contained in this Article IV, neither Seller, Aerojet nor any of their respective Affiliates makes any representations or warranties, and Seller Parties hereby disclaim any other representations or warranties, whether made by Seller or any Affiliate, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Transaction Document, the Transaction contemplated hereby, the Purchased Assets or the Business, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing. Notwithstanding anything to the contrary herein, no representation or warranty contained in this Article IV is intended to, or does, cover or otherwise pertain to any assets that are not included in the Purchased Assets or any liabilities that are not included in the Assumed Liabilities.

Exhibit 2.1

     4.26 Full Disclosure.

          With respect to the representations and warranties of the Seller Parties under this Agreement, as supplemented by the disclosure schedules attached hereto, neither this Agreement nor any of the Transaction Documents (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

          Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

     5.1 Organization of Purchaser.

          Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required, except where the failure to so qualify or obtain authorization would not result in a Material Adverse Effect on Purchaser, and (iii) has full power and authority to carry on the business in which it is engaged and to own and lease, use and operate the properties owned and leased, used and operated by it.

     5.2 Authority Relative to this Agreement.

          Purchaser has all requisite power and authority to execute and deliver the Transaction Documents and to effect and carry out its obligations thereunder and the Transaction and has duly executed and delivered this Agreement. The execution and delivery of the Transaction Documents by Purchaser, the performance by Purchaser of its obligations thereunder and the consummation by Purchaser of the Transaction have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the Transaction Documents or to consummate the Transaction. Purchaser’s board of directors has approved Purchaser’s execution of this Agreement and the consummation of the Transaction. Assuming the due execution of each of the Transaction Documents to which Purchaser is a party by the other parties thereto and that such Transaction Documents are the legal, valid and binding obligation of such parties (other than Purchaser) this Agreement is and the other Transaction Documents will, when executed and delivered by Purchaser in the forms attached hereto, be enforceable against Purchaser (except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally) and this Agreement does not and other such Transaction Documents will not conflict with its organizational and governing documents

Exhibit 2.1

or, to the Knowledge of Purchaser, other agreements or arrangements to which Purchaser is a party.

     5.3 Consents and Approvals; No Violation.

          Neither the execution and delivery of or the performance under the Transaction Documents nor the consummation by Purchaser of the Transaction will: (i) require any consent, license, approval, authorization, order or permit of, or registration or filing with or declaration or notification to, any Person (including without limitation Governmental Authority), except as set forth on Schedule 5.3 hereto; (ii) violate any order, judgment, decree, injunction, statute, rule or regulation of any court or any other Governmental Authority applicable to Purchaser, except, in each case, such as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser; or (iii) result in a breach or violation of any provision of Purchaser’s organizational documents.

     5.4 Adequate Resources.

          Purchaser has adequate cash resources on hand or pursuant to the contemplated financing transaction involving the financing of a portion of the Purchase Price in the amounts and on substantially the terms and conditions set forth on Schedule 5.4 (the “Financing”) necessary to consummate the Transaction and fulfill all of its monetary obligations under the Transaction Documents.

     5.5 Brokers’ Fees.

          Purchaser does not have any liabilities or obligations to pay any fees or commissions to any broker, finder, agent or other Person with respect to the Transaction.

     5.6 Purchaser’s Employee Benefit Plans.

          Set forth on Schedule 5.6 hereto is a true and complete list of all material Purchaser Employee Benefit Plans and Purchaser Employee Pension Benefit Plans.

ARTICLE VI

EMPLOYEE MATTERS

     6.1 Offers of Employment.

          At least three (3) weeks prior to the Closing Date, Purchaser shall make offers of employment to all Business Employees and shall allow at a minimum two (2) weeks for acceptance of such offers. Seller shall use commercially reasonable efforts to cooperate in facilitating the performance of Purchaser’s obligation to make such offers. Employment by Purchaser of any such Business Employees accepting such offers (“Transferred Employees”) shall be effective at Closing. In the event any Business Employee fails to accept Purchaser’s offer of employment, such employee shall remain an employee of Seller, subject to Seller’s usual and customary practices, policies and procedures regarding employment, and Seller shall be

Exhibit 2.1

solely responsible for any and all obligations or liability with respect to the employment, or termination of employment, of any such employee.

     6.2 Employee Benefit Matters.

          (a) With respect to any Transferred Employees, except those whose wages, hours and working conditions are subject to collective bargaining between Purchaser and a labor union, Purchaser shall provide such employees for no less than twelve (12) months following the Closing Date, with base salary which is no less than that which they received from Seller immediately prior to the Closing Date, and employee benefits comparable, on an aggregate basis, to that which they received from Seller immediately prior to the Closing Date; provided, that such benefits (excluding severance) are not, in the aggregate, greater than the benefits currently provided by Purchaser to its employees. Nothing in this Agreement shall restrict any right of Purchaser to terminate any employee or to amend or terminate employee benefits after the Closing Date to the extent permitted under applicable laws, rules, regulations and collective bargaining agreements. Purchaser shall grant or cause to be granted full credit to the Transferred Employees for (i) time recognized under the employee benefit plans and employee policies of Seller and its Affiliates and predecessors prior to the Closing Date for purposes of vacation, other paid time off, severance pay, welfare benefits, vesting and eligibility for early retirement under Purchaser’s retirement plans and any other purposes for which the employee’s service may be relevant, and (ii) payments made by Transferred Employees toward welfare plan annual deductible limits and the like. Purchaser shall waive any provisions of its welfare benefit plans pursuant to which any Transferred Employees and their dependents are subject to waiting periods for coverage, provided that such provisions did not previously exist under welfare benefit plans of Seller or its Affiliates with respect to such employees or their dependents immediately prior to the Closing Date. Purchaser shall also waive any provisions of its welfare benefit plans pursuant to which any Transferred Employees or their dependents are subject to exclusions or limitations with respect to pre-existing conditions, provided that such provisions did not previously apply under welfare benefit plans of Seller or its Affiliates with respect to such employees or their dependents immediately prior to the Closing Date.

          (b) Purchaser shall assume all obligations and liabilities for (i) the provision of notice or payment in lieu of notice or any applicable penalties under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar foreign, state or local law, arising as a result of any employee termination of Business Employees covered by the WARN Act, or any similar foreign, state or local law, following the Closing, and (ii) any liability resulting therefrom. Schedule 6.2(b) attached hereto, lists any and all current and former Business Employees who have experienced an “employment loss” (as defined under the WARN Act) within the 90 days prior to the date hereof. On or before the Closing Date, Seller shall supplement Schedule 6.2(b) to include any additional Business Employees who experience an “employment loss” between the date of execution of this Agreement and the Closing Date. If, during a 90-day period following the Closing Date, Purchaser takes or omits to take any action that would trigger the WARN Act, Purchaser shall indemnify and hold harmless Seller, from

Exhibit 2.1

and against any and all claims which Seller may incur with respect to current and former Business Employees.

          (c) Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not provide retiree medical benefits under any Employee Benefit Plan to Transferred Employees.

          (d) Purchaser shall implement a severance plan or plans (“Purchaser’s Severance Plan”) that shall provide benefits to any Transferred Employee whose employment is involuntarily terminated without cause after the Closing Date, equal to the benefits such Transferred Employee would have received under Seller’s severance plan that applied to such Transferred Employee immediately prior to the Closing Date. Purchaser’s Severance Plans shall remain in force for at least 12 months following the Closing Date. Purchaser shall indemnify Seller and hold it harmless from and against any and all claims from plans or arrangements that are specifically identified on Schedule 6.2(d) attached hereto and made for severance pay or allowance, termination pay or allowance or pay in lieu of notice (including government-mandated separation benefits) arising out of any action by Purchaser with respect to the employment of any Transferred Employee after the Closing Date.

          (e) Purchaser shall (i) cover the Transferred Employees under a medical and dependent care flexible spending account plan sponsored by Purchaser (“Purchaser’s Section 125 Plan”), (ii) recognize the elections that each such Transferred Employee had in effect under Seller’s medical and dependent care flexible spending accounting plan (“Seller’s Section 125 Plan”) for the calendar year in which such Transferred Employee becomes covered under Purchaser’s Section 125 Plan, (iii) cause Purchaser’s Section 125 Plan to assume the account balances associated with each Transferred Employee’s flexible spending accounts under Seller’s Section 125 Plan, and (iv) be responsible for reimbursement of all previously unreimbursed reimbursable medical and dependent care claims incurred by Transferred Employees in such calendar year. Accordingly, (A) cash equal to any amounts credited to a Transferred Employee’s flexible spending account that has not previously been used to pay a claim of such Transferred Employee shall be transferred by Seller to Purchaser at the Closing Date, and (B) cash equal to any amount of claims paid to a Transferred Employee in excess of the amount credited to such Transferred Employee’s flexible spending account shall be transferred by Purchaser to Seller at the Closing Date.

          (f) Effective as of the Closing Date, Purchaser shall assume and succeed to all of the obligations of Seller under the IAM Agreement, except as otherwise provided herein. In order to satisfy Purchaser’s obligation to provide Group Insurance for Retirees under Article XXXIV of the IAM Agreement, Seller and Aerojet shall permit Transferred Employees hired by Seller or Aerojet prior to January 1, 1997 to participate in Aerojet’s Salaried Retiree Group Medical, Drug and Dental Plans (under the same terms and conditions applicable to salaried retirees of Aerojet and subject to all changes in such terms and conditions uniformly made by Aerojet) upon satisfying the eligibility requirements of such plans. Seller and Aerojet shall count Transferred Employees’

Exhibit 2.1

service with, and attainment of age 55 while employed by, Purchaser for purposes of satisfying those eligibility requirements.

          (g) With respect to all Employee Benefits Plans other than an Employee Benefit Pension Plan, except to the extent accrued as a liability on the Closing Balance Sheet, Seller and Seller’s Employee Benefit Plans shall be responsible for all claims incurred prior to the Closing Date. Likewise, Purchaser and Purchaser’s Employee Benefit Plans shall be responsible for all claims incurred on or after the Closing Date. For purposes of this subsection, “incurred” shall mean the provision of any services (i.e., the service date) under Seller’s Employee Benefit Plans, except that with respect to disability benefits, “incurred” shall mean the submission of any claim by a participant or beneficiary for benefits under such plan. Seller shall indemnify Purchaser for any claim incurred prior to the Closing Date pursuant to this subsection, and Purchaser shall indemnify Seller for any claim incurred on or after the Closing Date.

          (h) (i) Effective as of the Closing, Purchaser shall establish and/or amend a tax-qualified, defined contribution plan(s) (each a “Purchaser 401(k) Plan”), to provide for participation by Transferred Employees immediately following the Closing Date. Purchaser may establish or amend one Purchaser 401(k) Plan for salaried Transferred Employees and may establish or amend another Purchaser 401(k) Plan for Transferred Employees covered by the IAM Agreement. A Purchaser 401(k) Plan shall take into account for purposes of eligibility and vesting each Transferred Employee’s service with Seller. The Purchaser 401(k) Plan for Transferred Employees covered by the IAM Agreement shall satisfy the requirements of Article XXXI of the IAM Agreement.

          (ii) Upon Closing, Seller shall fully vest all Transferred Employees’ account balances under the Seller’s defined contribution plan (“Seller’s 401(k) Plan”).

          (iii) All Transferred Employees shall be entitled to elect (A) to receive a distribution of their vested account balances under Seller’s 401(k) Plan in accordance with its terms, (B) to maintain such accounts in Seller’s 401(k) Plan in accordance with its terms, or (C) to elect a rollover of cash equal to their respective account balances (plus any unpaid participant loans in such accounts) directly to a Purchaser 401(k) Plan designated by the Purchaser. If any Transferred Employee elects to roll over his or her account balance to Purchaser 401(k) Plan, then Seller shall cause the trustee of Seller’s 401(k) Plan to transfer to the trustee or other funding agent of such Purchaser 401(k) Plan cash equal to the assets allocated to the accounts of such employee under Seller’s 401(k) Plan, plus any note or other evidence of any outstanding participant loan from Seller’s 401(k) Plan. Seller shall indemnify Purchaser, and Purchaser’s officers, employees and agents against any liability for fiduciary breach incurred as a result of the liquidation of a Transferred Employee’s account balance under Seller’s 401(k) Plan to cash prior to the rollover of such Transferred Employee’s account balance to a Purchaser 401(k) Plan. No rollover shall be made unless and until Seller and Purchaser each provide each other with a current favorable determination letter from the IRS, or an opinion of counsel, as to the qualification (as to form rather than operation) of its respective plan(s).

Exhibit 2.1

          (iv) Except as provided in the indemnification provision of Paragraph (iii) above, upon completion of the rollover of assets described in this Section 6.2(h) to a Purchaser 401(k) Plan, such Purchaser 401(k) Plan shall assume the benefit liabilities under Seller’s 401(k) Plan with respect to the amount of cash and participant loans rolled over with respect to those Transferred Employees who have elected a rollover to such Purchaser 401(k) Plan, and neither Seller nor Seller’s 401(k) Plan shall have any further obligation or responsibility with respect to such liabilities, which shall be considered for all purposes as having been satisfied as a result of such rollover.

     (i) (i) Effective as of the Closing, Purchaser shall establish or amend a tax-qualified, defined benefit pension plan(s) (each a “Purchaser Pension Plan”) to provide for participation by the Transferred Employees immediately following the Closing Date. A Purchaser Pension Plan shall take into account all relevant aspects of a Transferred Employee’s service with Seller and its Affiliates before the Closing Date. The Purchaser Pension Plan for Transferred Employees covered by the IAM Agreement shall satisfy the requirements of Article XXXI of the IAM Agreement.

     (ii) As soon as practicable following the Closing Date, but no later than sixty (60) days following the Closing Date, Seller and/or Parent shall cause to be transferred from the GenCorp Consolidated Pension Plan (“Seller’s Pension Plan”) to a Purchaser Pension Plan designated by Purchaser cash equal to the accrued benefit obligation under Seller’s Pension Plan as of the Closing Date for all Transferred Employees (the “Accrued Benefit Obligation”), adjusted to reflect a pro rata share of the investment experience (positive or negative) of Seller’s Pension Plan from the Closing Date until the date of transfer, and decreased by any benefit payments made with respect to Transferred Employees and a pro rata share of normal administrative and investment expenses incurred between the Closing Date and the date of transfer.

          (A) The Accrued Benefit Obligation shall be determined using actuarial assumptions and methods considered by Seller’s actuary to be reasonable under Code section 414(l) as of the Closing Date. Within a reasonable time prior to the transfer of the Accrued Benefit Obligation in accordance with this Section 6.2(i)(ii), Seller shall provide to Purchaser the data upon which Seller’s actuary determined the Accrued Benefit Obligation, including the names, service dates, credited service, accrued benefits at the Closing Date, compensation history and other relevant information with respect to each Transferred Employee’s accrued benefit.

          (B) If Purchaser’s actuary identifies, within thirty (30) days of the foregoing transfer of assets, a disagreement between that actuaries that is not mutually resolved concerning the amount of the Accrued Benefit Obligation that is more than five percent (5%) of the Accrued Benefit Obligation as determined by Seller’s actuary, each of such actuaries shall together, appoint a third actuary from a nationally recognized actuarial firm to resolve their differences (the costs of the third actuary shall be shared equally by Seller and Purchaser). In such event, the third actuary’s determination of any dispute shall be final.

          (C) Notwithstanding anything contained in this Section 6.2(i)(ii), no transfer of assets shall be made unless and until Seller and Purchaser provide each other with a copy of a

Exhibit 2.1

current favorable determination letter from the IRS as to the qualification of its respective plan or, if such plan has not yet received a determination letter from the IRS or has been amended since the date of said determination, an opinion of legal counsel to the plan indicating that there are no plan provisions that in form are reasonably likely to adversely affect the qualified status of the plan.

     (iii) As of the date of transfer of assets in accordance with Section 6.2(i)(ii), Purchaser’s Pension Plan shall assume the liability and obligation for payment of benefits accrued by the Transferred Employees under Seller’s Pension Plan, consistent with the calculation of the Accrued Benefit Obligation of Transferred Employees under Section 6.2(i)(ii) hereof.

     (iv) Seller represents that the value of assets to be transferred to Purchaser’s Pension Plan(s) shall meet the requirements of Treasury Regulation Section 1.414(l)-1, as certified by Seller’s actuary.

     (v) Immediately after the transfer of assets and liabilities contemplated by this Section 6.2(i), Purchaser’s Pension Plan(s) shall provide a benefit for each Transferred Employee that is at least equal to the accrued benefit of such Transferred Employee under Seller’s Pension Plan at the Closing Date, which shall be consistent with the calculation of the Accrued Benefit Obligation of Transferred Employees under Section 6.2(i)(ii) hereof. A Transferred Employee’s service with Purchaser shall be counted for the purpose of vesting and early retirement subsidies applicable to such transferred accrued benefit.

          (j) For a period of twelve (12) months following the date of this Agreement, Purchaser shall not make any material changes to any of the Purchaser’s Employee Benefit Plans, to the extent that the effect of any such change would be to make the benefits provided under such modified plans, together with any new or existing plans that Purchaser may permit Transferred Employees to participate in during such twelve-month period, not comparable, on an aggregate basis, to those benefits under Purchaser’s Employee Benefit Plans to which Transferred Employees would be entitled to receive under Section 6.2(a) of this Agreement if the Closing were to occur as of the date hereof.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

     7.1 Conduct of Business.

          (a) During the Standstill Period, except as set forth on Schedule 7.1(a), Seller shall:

(i)	conduct the Business in the ordinary and usual course of business consistent with past practice and substantially as conducted at the date hereof (except as provided elsewhere

Exhibit 2.1

in this Section 7.1), provided that this obligation shall not limit the ability of any Seller Party to complete the Merger or to make any payment, distribution or dividend unless such limitation is explicitly contemplated in this provision;

(ii)	use commercially reasonable efforts to keep intact the Business, keep available the services of the Business Employees and maintain the relations and goodwill of the Business with suppliers, customers, landlords, creditors, employees, agents and others having business relationships in the Business;

(iii)	comply with or satisfy any covenant, condition, or agreement under any Contract, Governmental Permit or Environmental Permit, to be complied with or satisfied thereunder and shall not take any action which would then, or with the passage of time or the giving of notice, or both, give rise to a default under any such Contract Governmental Permit or Environmental Permit, except to the extent such non-compliance, non-satisfaction, or inaction could not reasonably be expected to have a Material Adverse Effect;

(iv)	pay all liabilities and Taxes when due, subject to good faith disputes over such liabilities or Taxes;

(v)	notify Purchaser of any written notice of default under any Contract forwarded to Seller by any of the parties under such agreements; and

(vi)	maintain the Leased Property in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted.

          (b) During the Standstill Period, except as may be agreed by Purchaser, or except as set forth on Schedule 7.1(a), Seller shall not:

(i)	except in the ordinary course of business and consistent with past practice grant any increases in the compensation or benefits of any Business Employee,

(ii)	except in the ordinary course of business and consistent with past practice enter into any new or amend any existing employment or severance agreement with any Business Employee,

(iii)	except in the ordinary course of business and consistent with past practice pay or agree to pay any bonus to any

Exhibit 2.1

Business Employee that will be the responsibility of Purchaser (unless accrued for on the Closing Balance Sheet),

(iv)	except in the ordinary course of business and consistent with past practice mortgage, pledge or otherwise encumber any asset of the Business, except to the extent such Liens will be released as of the Closing Date,

(v)	except in the ordinary course of business or as may be required by Law or a Governmental Authority and subject to Section 7.13 below, sell, lease, license, transfer, dispose of, or subject to any Lien (other than a Permitted Lien) any asset that would otherwise be a Purchased Asset or Leased Property;

(vi)	except in the ordinary course of business or as may be required by Law or a Governmental Authority, acquire any asset that would be a Purchased Asset;

(vii)	dismiss or terminate (except for cause) the employment of any Business Employee, or, except in the ordinary course of business, hire any new employee to work in the Business;

(viii)	except in the ordinary course of business, enter into, create, incur or assume any borrowings under capital leases;

(ix)	except in the ordinary course of business and consistent with past practices, take any action not announced prior to the date of this Agreement to the customers, suppliers or distributors of the Business, including providing discounts or price increases;

(x)	except in the ordinary course of business and consistent with past practices, renew, terminate, exercise any option or right, modifying or amending any lease or any subleases under any of the leases, or enter into any new leases;

(xi)	except as otherwise provided in this Agreement, terminate or amend any Contract or Governmental Permit unless required by Law, or in the ordinary course of business and consistent with past practices;

(xii)	write off as uncollectible, or establish any extraordinary reserve with respect to, any Receivable or other indebtedness except as required by GAAP or Law or except

Exhibit 2.1

in the ordinary course of business and consistent with past practices;

(xiii)	provide any credit, loan, advance, guaranty, endorsement, indemnity, or warranty to any Person, including any of the customers, stockholders, officers, employees or directors of Seller, other than those made in the ordinary course of business;

(xiv)	borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty, except to the extent such borrowing will be an Excluded Liability;

(xv)	enter into any agreement or commitment with respect to the matters described in this Section 7.1(b).

     7.2 Filings with Governmental Authorities.

          As promptly as practicable after the date hereof, the Parties shall make the appropriate filings required under the HSR Act and other applicable foreign merger control or foreign investment Laws, if any, with respect to the Transaction and shall thereafter promptly furnish to the relevant Governmental Authority any additional information requested pursuant to the HSR Act, or under the Laws of any other country in which antitrust filings have been made, and the Parties shall cooperate with respect to the foregoing. The Seller Parties shall bear one-half and the Purchaser shall bear one-half of all filing fees incurred in connection with obtaining the consent or authorization of appropriate regulators.

     7.3 Insurance.

          Seller Parties shall (i) keep, or cause to be kept, all insurance policies currently maintained relating to the Business (or substantially similar insurance policies), in full force and effect through the close of business on the Closing Date and (ii) apply all insurance proceeds from coverage relating to the Business to restore assets in the Business or hold such proceeds for Purchaser’s account.

     7.4 Non-Competition Agreement; No Solicitation of Transferred Employees.

          (a) During the period beginning on the Closing Date and ending on the tenth anniversary thereof, none of the Seller Parties nor any of their respective Affiliates shall directly or indirectly engage anywhere in the world in any business activity which is in competition with the Business as conducted as of the Closing Date or as conducted (to the extent that such activity relates to the active pharmaceutical intermediates aspects of the Business) at any time during the ten-year period following the Closing Date; provided, that neither Seller nor any Affiliate shall be prevented from:

(i)	acquiring as an investment in the ordinary course of business any securities of any Person to the extent that such acquisitions do not result in Seller, Parent or Aerojet and each of their respective Affiliates owning in the aggregate

Exhibit 2.1

2% or more of any class of such securities as long as such securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934 and Seller, Parent or Aerojet do not participate, directly or indirectly, in the management of such Person; or

(ii)	acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) ownership of or any equity interest in any Person, provided that the annual revenues of such Person from any business that competes with the Business are not more than 15% of such Person’s total annual revenues (based on the most recent full fiscal year revenues of such Person), provided that this covenant shall not be violated as a result of the acquisition by Seller or any of its Affiliates of a Person that derives greater than 15% of its total annual revenues (but less than 30%) from operations that compete with the Business (“Competitive Operations”) if Seller or any of such Affiliates offers such Competitive Operations to Purchaser and, if Purchaser declines such offer, takes commercially reasonable steps to divest itself of such Competitive Operations promptly following the acquisition thereof.

          (b) For a period of two (2) years from the Closing Date, no Seller Party and none of the Affiliates of any Seller Party shall solicit for employment or rehire any Transferred Employees, unless Purchaser consents in writing to such solicitation or rehire, provided that the foregoing will not (i) prevent any such Seller Party or Affiliate from soliciting or rehiring any such Transferred Employees after the termination of such employee’s employment with Purchaser, or (ii) prohibit any such Seller Party or Affiliate from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted at the Transferred Employees.

          (c) For a period of two (2) years from the Closing Date, neither Purchaser nor any of Purchaser’s Affiliates shall solicit for employment or hire any employees of Seller or any of Seller’s Affiliates (other than the Business Employees), unless Aerojet consents in writing to such solicitation or hire, provided that the foregoing will not (i) prevent Purchaser or Purchaser Affiliate from soliciting or hiring any such employees after the termination of such employee’s employment with Seller or Seller’s Affiliates, or (ii) prohibit any Purchaser or any Purchaser Affiliate from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted at such employees.

     7.5 Access to Information.

          Upon reasonable notice, Seller shall afford to Purchaser Representatives reasonable access during normal business hours throughout the Standstill Period to any properties, books, documents and records of Seller, Parent and Aerojet related to the Business,

Exhibit 2.1

the Purchased Assets and the Assumed Liabilities and, during such period, shall furnish promptly to Purchaser Representatives such information concerning the Business, the Purchased Assets, the Assumed Liabilities, as Purchaser reasonably requests.

     7.6 Publicity.

          Neither Purchaser nor any Seller Party will issue any press release or make or disseminate any other public announcement concerning the existence of this Agreement or any agreement contemplated by this Agreement or the terms of the Transaction without the approval of the other Parties, except as and to the extent that any such Party shall be so obligated by Law in which case the other Party shall be advised and the Parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange, National Association of Securities Dealers, Inc. or federal securities Law disclosure obligations. Each Party has advised the other that it believes it must issue a press release regarding the Transaction and intends to do so. Each Party agrees that it will promptly review any and all such press releases from the other Party and will not unreasonably delay its consent nor unreasonably withhold its consent.

     7.7 Further Assurances.

          Upon the terms and subject to the conditions hereof, each of the Parties hereto shall take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Laws and otherwise to consummate and make effective the Transaction, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, certificates, qualifications and orders of, and make all filings and required submissions with, all Governmental Authorities, and obtaining all consents, in each case, as are necessary or desirable for the consummation of the Transaction. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties hereto shall take all such action, including without limitation, to vest, secure, perfect, protect or enforce the rights and interests of Purchaser in and to the Pharmaceutical Intellectual Property that does not constitute Licensed Intellectual Property (the “Transferred Property Rights”). Seller Parties shall be responsible for one-half and Purchaser shall be responsible for one-half of all filing fees related to formal filings required for the assignment and transfer of the Transferred Property Rights.

     7.8 Transfer Taxes.

          (a) All Transfer Taxes incurred in connection with this Transaction shall be borne one-half by Purchaser and one-half by Seller, and such Transfer Taxes shall be paid to the party legally required to file the Tax Returns related to such Transfer Taxes by the Selling Parties and Purchaser within five days after such amounts are calculated in accordance with Section 7.8(b) hereof. No later than the due date for the payment of such Transfer Taxes, the party who has received the payments from the Seller or the Purchaser, as the case may be, in accordance with the immediately preceding sentence, shall remit such payments to the proper Taxing Authorities. The Parties agree to cooperate with each other in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents

Exhibit 2.1

necessary to satisfy any such exemptions. Without limiting the generality of the foregoing, the Parties will use their reasonable best efforts in good faith to accomplish transfer of acquired intangible Purchased Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize the incurrence of Transfer Taxes.

          (b) Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Laws under and according to which the respective Tax Returns are due to be filed. For Tax Returns required to be prepared by Seller, Seller shall collect the proper Tax from Purchaser and pay the Transfer Taxes shown on such Tax Return. Seller shall use its reasonable best efforts to provide to Purchaser any Tax Returns that it is required to prepare and file at least ten days before such Tax Returns are due to be filed. For Tax Returns required to be prepared by Purchaser or a Subsidiary of Purchaser, Purchaser or such Subsidiary of Purchaser shall collect the proper Tax from Seller or Other Seller and pay the Transfer Taxes shown on such Tax Return. Purchaser shall use its reasonable best efforts to provide to Seller or Other Seller any Tax Returns which it is required to prepare and file at least ten days before such Tax Returns are due to be filed.

     7.9 Tax Matters.

          (a) Except as provided in Section 7.8, Seller shall be responsible for filing all returns for Taxes relating to the Purchased Assets and the income and operation of Seller before the Closing, regardless of when such returns are due.

          (b) The Parties understand and agree that this Agreement shall be interpreted, and that the Parties shall administer their dealings in relation to this Agreement, so as to effect the following principles relating to Taxes:

          (i) Purchaser shall be responsible for (A) all Taxes arising out of the ownership and operation of the Business attributable to the period beginning on the day after the Closing Date, (B) the Assumed Taxes, and (C) one-half of any Transfer Taxes as provided in Section 7.8.

          (ii) Except as set forth in Section 7.9(b)(i), Seller shall be responsible for all Retained Tax Liabilities and one-half of any Transfer Taxes as provided in Section 7.8.

          (iii) The Party responsible for any Tax pursuant to Sections 7.9(b)(i) or (ii) shall be entitled to all credits for and deposits and refunds of such Tax; provided however, if Purchaser receives a credit for or a refund or reduction of Assumed Taxes that are accrued on the Closing Balance Sheet, then in that event Purchaser shall promptly notify Seller and, notwithstanding any section of this Agreement to the contrary, shall immediately pay to Seller the full amount of such Tax credit, refund or reduction including all associated interest, if any, plus interest at the JP Morgan Chase prime.

Exhibit 2.1

          (iv) The Party responsible for any Tax pursuant to Sections 7.9(b)(i) or (ii) shall be responsible for any increase in such Tax upon audit, provided, however, that Purchaser shall not be liable for an increase in Tax upon audit for any Tax included in Assumed Taxes in excess of the amount of such Tax that was accrued on the Closing Balance Sheet.

     7.10 Licensed Intellectual Property.

          Subject to Section 8.5, this Section 7.10 and the rights of any Third Party, and except for (a) the Polyfox Intellectual Property and (b) those Intellectual Property Rights (i) considered Excluded Assets, or (ii) governed by the Trademark License Agreement, effective as of the Closing Date, Aerojet grants to Purchaser an irrevocable, perpetual, exclusive, sublicensable, transferable, worldwide and royalty-free right and license under the Pharmaceutical Intellectual Property that is not owned by Seller but is owned, controlled or licensed by Aerojet (the “Licensed Intellectual Property”), to use all Licensed Intellectual Property solely in connection with the Business (the “Pharmaceutical Field”). Such license shall be exclusive, even as to Aerojet. For purposes of this Section 7.10, “use,” includes, without limitation, make, have made, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, offer for sale, sell, distribute, import, disclose, license, sublicense, dispose of, and otherwise exploit, solely in connection with the Business. Aerojet covenants not to license any Licensed Intellectual Property to any Third Party in the Pharmaceutical Field and not to assert, enforce or otherwise exercise any rights in the Pharmaceutical Field with respect to the Licensed Intellectual Property. Notwithstanding the provisions of Section 3.5, if Purchaser is unable to assert or enforce any Licensed Intellectual Property rights in the Pharmaceutical Field against a Third Party, Aerojet agrees to cooperate fully and as necessary, at Purchaser’s expense, to pursue such assertion or enforcement, including, without limitation, by joining as a party plaintiff, giving Purchaser the authority to institute and prosecute such assertion or enforcement, executing such documents as Purchaser may reasonably request in connection therewith and, upon the request of Purchaser, making available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples and other similar materials in the possession of Aerojet. If Purchaser still does not have the authority to assert or enforce such rights against the Third Party, Aerojet agrees to initiate proceedings, at Purchaser’s expense, against such Third Party in the name of Aerojet. Purchaser shall have the right to control, using counsel of Purchaser’s choice, any such assertion or enforcement, including without limitation settlement discussions relating to, and any declaratory judgment action arising from such enforcement; provided, however, that Purchaser shall be responsible for all of the costs and expenses of such assertion, enforcement, settlement, settlement discussions or declaratory judgment, and Purchaser (and its assigns) shall not, unless first obtaining Aerojet’s written consent, make any such assertion, enforcement or settlement, or enter into settlement discussions or seek any declaratory judgment, that would in any way alter, change, reduce, diminish, or otherwise impact Aerojet’s rights in the Licensed Intellectual Property outside of the Pharmaceutical Field.

Exhibit 2.1

     7.11 No Solicitation.

          Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, no Seller Party shall, and each Seller Party shall cause its representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets or Assumed Liabilities) any inquiries, or make any statements to Third Parties which may reasonably be expected to lead to any proposal concerning the sale of the Business or the Purchased Assets or Assumed Liabilities (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any Third Party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any Third Party to do or seek any of the foregoing.

     7.12 Certain Notifications.

          From the date of this Agreement until the Closing, with respect to the Business, each Seller Party shall promptly notify Purchaser in writing regarding any:

          (a) any circumstance or event that could reasonably be expected to have a Material Adverse Effect on the Business;

          (b) fact, circumstance, event, or action by any Seller Party (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of any Seller Party contained in this Agreement or in any Transaction Document not being true and correct when made or at Closing;

          (c) breach of any covenant or obligation of any Seller Party hereunder; and

          (d) circumstance or event which will result in, or could reasonably be expected to result in, the failure of any Seller Party to timely satisfy any of the closing conditions specified in Article IX of this Agreement.

     7.13 Seller Merger into Aerojet.

          Purchaser has reviewed those documents attached hereto as Exhibit K (the “Merger Documents”) related to the merger of Seller into Aerojet, with Aerojet as the surviving entity (the “Merger”). During the Standstill Period, no Seller Party shall approve or consummate a transaction involving the transfer of the Purchased Assets or the Business (by way of merger, asset acquisition or otherwise) other than the Merger on the terms and conditions set forth in the Merger Documents except after Purchaser has reviewed, commented on and approved in writing all of the agreements to be entered into in connection with any such transaction (including any substantive revisions to the Merger Documents) and the implementation of such agreements and such transactions; provided that Purchaser’s review and approval of such agreements and such transactions shall not be unreasonably withheld or delayed.

Exhibit 2.1

     7.14 Release From Pre-Closing Environmental Liabilities.

          Seller Parties shall use their commercially reasonable best efforts to obtain on or before the Closing a written acknowledgment and release from the United States Environmental Protection Agency and the California Department of Toxics Substances Control stating that Purchaser is not, and by its acquisition of the Purchased Assets and the operation of the Business following the Closing will not become, responsible for any Pre-Closing Environmental Liabilities, including without limitation those liabilities identified under the Partial Consent Decree. If such acknowledgment and release is not obtained on or before Closing, Seller Parties shall continue to use their commercially reasonable best efforts following Closing to obtain such acknowledgment and release as promptly as practicable following the Closing. Purchaser shall assist Seller Parties in all such efforts. Notwithstanding the foregoing, if despite such commercially reasonable best efforts by Seller Parties, such acknowledgement and release is not obtained (before or after the Closing), Seller Parties shall have no liability to Purchaser or its Affiliates for such failure and no such failure shall in any way delay the timing of the Closing.

     7.15 Consents.

          As promptly as possible after the date of this Agreement and prior to Closing, Seller shall use its commercially reasonable efforts to obtain all Required Consents. Purchaser shall not be required to agree to any material changes in, or the imposition of any material condition to the transfer to Purchaser of, any Contract or Governmental Permit or expend any material funds or incur any other burden as a condition to Seller obtaining any Required Consent.

     7.16 Parent Guaranty.

          On the Closing Date, Parent shall enter into the Guaranty in substantially the form set forth in Exhibit L (the “Guaranty”).

     7.17 Efforts to Close.

          Each of the Parties hereto agrees to use commercially reasonable best efforts to bring about the satisfaction of the conditions required to be performed by it under this Agreement prior to and at the Closing.

     7.18 Survey Disapproved Items

          The Parties acknowledge that Purchaser has not been delivered the Survey prior to the execution hereof, which Seller shall provide at least twenty (20) days prior to the Closing. Purchaser shall have seven (7) days after the date Purchaser has received the Survey to deliver to Seller written notice (“Purchaser’s Survey Notice”) of any encroachments or encumbrances on title shown on such Survey disapproved by Purchaser (“Disapproved Items”). The Parties agree that Disapproved Items shall not include any encroachment or encumbrance (i) set forth on Schedule 4.4(a), Schedule 4.5(b), or Schedule 4.5(g) hereto; (ii) on the preliminary title report dated June 1, 2005 from First American Title, a copy of which was provided to Purchaser’s counsel prior to the date hereof; (iii) that constitute Permitted Liens, or (iv) that individually or in the aggregate, does not materially interfere with the use of Leased Property for the Business as currently conducted. Purchaser’s failure to timely deliver Purchaser’s Survey Notice shall be

Exhibit 2.1

deemed to be Purchaser’s approval of any matters so disclosed. If Purchaser timely notifies Seller of Disapproved Items and all or some of the Disapproved Items are not cured or deleted as exceptions to title prior to the Closing, such Disapproved Items shall be a Purchaser Indemnity Claim pursuant to Section 11.1 hereof. Seller’s failure to cure or delete any Disapproved Items shall not be deemed to be a breach of this Agreement by Seller or entitle Purchaser to any offset against the Purchase Price.

     7.19 PolyFox Intellectual Property.

          The Parties shall use their respective commercially reasonable efforts to obtain the necessary governmental consents, if any, required to (i) effectuate the transfer of the Polyfox Intellectual Property to Purchaser on the Closing Date, and (ii) enter into the Polyfox License. To the extent such required consents have not been received prior to the Closing Date, the Parties agree that pending such consents, Aerojet will license to Purchaser the rights under the Polyfox Intellectual Property in all fields (subject to the terms of the Omnova Licensing Agreement) other than Reserved Field (as defined in Exhibit J attached hereto) (including fine chemicals for use in life sciences). The form of such license to Purchaser shall be such that no consents will be required (e.g. no right to manufacture).

ARTICLE VIII

POST CLOSING COVENANTS

     8.1 Access to Books and Records; Seller Party Confidentiality.

          (a) For a period of five years after the Closing Date or for such longer period of time as may be required to comply with Section 8.2, each Party hereto shall, upon reasonable notice, afford each of the other Parties with reasonable access to the books and records of such Party related to Seller, the Business, the Purchased Assets or the Assumed Liabilities during normal business hours in the event that such access is required to determine any matter related to the requesting Party’s rights and obligations hereunder or with respect to compliance with any requirements of any Governmental Authority or any other obligation of the requesting Party.

          (b) All non-public information regarding Purchaser made available or disclosed by Purchaser to any Seller Party or their respective agents in connection with this Agreement or the Transaction shall be deemed “Confidential Information” hereunder. No Seller Party shall, without the prior written consent of Purchaser, disclose to any Third Party (except such Seller Party’s third party advisors or except as required by Law or Order and only after compliance with the following sentence) or use any Confidential Information for any purpose other than compliance with Section 8.2. In the event that a Seller Party is required by Law or Order to disclose any of the Confidential Information, such Seller Party will notify Purchaser as soon as practicable (unless prohibited by Law) so that Purchaser may seek an appropriate protective order or other appropriate remedy or, in Purchaser’s sole discretion, waive compliance with the terms of this Section 8.1 (and if Purchaser seeks such an order, such Seller Party will provide such cooperation as Purchaser shall reasonably request). Upon Purchaser’s written request,

Exhibit 2.1

each Seller Party shall either return to Purchaser or certify destruction of all documentation containing Confidential Information. Confidential Information shall not include (i) any information that is known by any Seller Party or the general public at the time of disclosure or thereafter becomes known to the general public through no act of any Seller Party in violation of this Agreement, (ii) is independently developed by a Seller Party, (iii) is disclosed to a Seller Party by a Third Party without, to Seller’s knowledge, any breach of confidentiality obligation to Purchaser, or (iv) is approved for disclosure by the prior written consent of Purchaser. This provision shall survive (i) the termination of this Agreement for a period of two (2) years following the date of such termination or (ii) for a period of two (2) years following the termination of the compliance obligations under Section 8.2, whichever is longer.

     8.2 Cooperation on Tax Matters; Tax Reporting Consistent.

          (a) The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable and without cost to the other Party, such information (including access to books and records) and assistance, including assistance from employees of the Business, relating to the Business as is reasonably necessary for the filing of any federal, state or local return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of any Tax for which either Party is liable under this Agreement (“Tax Contest”). The Parties agree to retain or cause to be retained all books and records pertinent to the Business until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. Purchaser shall give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, Purchaser shall allow Seller to take possession of such books and records. The Parties shall cooperate with each other in the conduct of any audit or other proceedings involving the Business for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.2.

          (b) Notwithstanding any provision in Section 11.3 to the contrary (but specifically including the limitations set forth in Section 11.5), the provisions of this Section 8.2 (b) will apply with respect to any audit, proceeding or claim by any Tax Authority that relates to taxes assessed by such Tax Authority for which the other Party is financially responsible.

          (i) Each Party receiving a notice of any audit, proceeding or claim by any Tax Authority (such Party is referred to herein as the “Notified Party”) will promptly notify the other Party of, and reasonably coordinate with the other Party, the response to and settlement of, any such audit, proceeding or claim for Tax by a Tax Authority for which the other Party is financially responsible hereunder (such other Party is referred to herein as the “Financially Responsible Party”). With respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to

Exhibit 2.1

control the response to and settlement of the claim, except that the Financially Responsible Party will have the right to participate in the responses and settlements commensurate with its potential economic responsibilities and liabilities for Taxes under this Agreement and no responses or settlements shall be proffered by the Notified Party without the prior written consent of the Financially Responsible Party, which consent shall not be unreasonably withheld or delayed. Each Party will provide any information related to such claim reasonably requested by the other Party not otherwise prohibited from disclosure under Law.

          (ii) The Financially Responsible Party may direct the Party that has the right to control the response to or settlement of any claim under this Section 8.2(b) to challenge the imposition of any such Tax liability (if such challenge is not precluded under local Law). If a Party requests the other to challenge the imposition of any Tax liability, the requesting Party will reimburse the other for all reasonable legal, accounting and other professional fees and expenses it incurs in connection with such challenge. If such a challenge cannot be perfected without pre-paying the Tax at issue, then the Financially Responsible Party wishing to challenge the imposition of the Tax must pay such Tax to the other Party which shall immediately be paid to the Tax Authority or, if appropriate, to the Tax Authority directly. Neither Party will enter into a settlement of any Tax liability that creates a binding financial obligation for the other Party without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

     8.3 No Further Investigation; Environmental Cooperation.

          (a) With respect to the Leased Property, and the property subject to the Warehouse Lease, on and after the Closing Date, Purchaser, on behalf of itself and its Affiliates and its successors and assigns, agrees not to, and agrees not to enter into any agreement that would permit its successors or assigns or the successors or assigns of its Affiliates to, (A) take any voluntary action, including any sampling of the soil or groundwater, or to initiate or encourage any action by any third party, including any Governmental Authority or third party, which could reasonably be expected to lead to a claim or demand by such Governmental Authority or third party under any Environmental Law; provided that if any Law, including any Environmental Law, with respect to the Leased Property or the Owned Property, or the defense of any Third Party Claim against Purchaser, requires Purchaser or any of its Affiliates, successors or assigns to investigate, take action, initiate or encourage any such action, Purchaser will promptly notify Seller of such requirement and the content and timing of any action that Purchaser (or their respective Affiliates, successors or assigns) proposes to take, and the Parties shall consult with each other regarding the satisfaction of such requirement; or (B) use or store any of the chemicals set forth on Schedule 8.3 hereto.

          (b) In addition to, and not in derogation of, any other provisions of this Agreement, Purchaser, on behalf of itself, its Affiliates, successors and assigns, agrees that it shall provide Seller Parties and their respective representatives reasonable access to the premises of the Business, to their respective books and records and to their respective appropriate personnel (as are relevant to Seller’s inquiry) for the sole purposes of

Exhibit 2.1

proving a liability is an Assumed Environmental Liability or is otherwise not a Pre-Closing Environmental Liability. Seller shall provide Purchaser with at least 10 days written notice of Purchaser’s intent to obtain information related to Assumed Environmental Liability pursuant to this provision and shall specifically identify the nature of Seller’s inquiry and the specific information sought in writing so as to minimize the disruption of the Business. Purchaser, on behalf of itself, its Affiliates, successors and assigns, agrees that (i) Purchaser shall provide Seller Parties with copies of any Governmental Authority audit findings regarding any Releases or compliance with any Environmental Law; and (ii) Purchaser shall provide Seller Parties all relevant information regarding their respective use of Hazardous Substances, including, without limitation, Material Safety Data Sheet (MSDS) on or about the Leased Property.

     8.4 Guarantees for Benefit of the Business.

          Following Closing, Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and otherwise to remove or replace Seller or any Affiliate of Seller as the guarantor, maker or obligor on all guarantees for borrowed money, letters of credit, customs bonds and similar instruments in the name of the Business outstanding on the Closing Date other than those relating to Excluded Liabilities no later than 120 days following the Closing Date. Seller Parties shall use commercially reasonable efforts to assist Purchaser in these endeavors. Purchaser will indemnify Seller against any and all liabilities of Seller or any such Affiliate (i) resulting from a call on any such obligation prior to such removal or replacement of Seller or such Affiliate, as applicable, or (ii) arising out of any default by Purchaser in the performance of the obligations contained in this Section 8.4; provided, however, that, so long as Purchaser has used commercially reasonable efforts in this regard, Purchaser shall have no liability to Seller Parties solely as the result of any failure to so remove or replace Seller or any Affiliate of Seller as the guarantor, maker or obligor on any such guarantee. The indemnification of Seller under this Section 8.4 will be governed by the indemnification provisions set forth in ARTICLE XI hereto.

     8.5 Aerojet Trade Name and Trademarks.

     On the Closing Date, Aerojet shall enter into a trademark license agreement with Purchaser for the use of the Aerojet name in connection with the Business during a period not to exceed fifteen (15) months after the Closing Date, on a royalty-free basis and in the form set forth in Exhibit M (the “Trademark License Agreement”).

ARTICLE IX

CLOSING CONDITIONS

     9.1 General Closing Conditions.

          The respective obligations of the Parties to effect the Closing of the Transaction are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing by Purchaser and Seller:

Exhibit 2.1

          (a) Regulatory Approvals. All required United States and foreign government or regulatory approvals, consents, and permits, as applicable, each of which is set forth on Schedule 4.3(a) or Schedule 5.3(a) hereto, shall have been received (including the expiration of any applicable HSR waiting periods), and any other required United States or foreign government or regulatory notifications (including employee notifications), each of which is set forth on Schedule 4.3(a) or Schedule 5.3(a) hereto, shall have been made.

          (b) No Injunction or Decree. There shall be no restraint, order or injunction issued by any Governmental Authority preventing the consummation of the Transaction, and no statute, rule, regulation or order prohibiting or making the Transaction illegal.

     9.2 Conditions to the Obligations of Seller.

          The obligations of Seller to effect the Closing of the Transaction are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing by Seller:

          (a) Representations, Warranties. The representations and warranties set forth in ARTICLE V hereof and by Purchaser in the other Transaction Documents shall have been true and correct in all respects as stated when made and shall be repeated and be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (unless otherwise expressly limited to a specific date or time period), except where the failure to be true and correct at and as of the Closing Date would not reasonably be expected to, individually or in the aggregate with all such other failures, have a material adverse effect on the Transaction or Seller.

          (b) Certificates. Purchaser shall have furnished Seller with such certificates of an officer of Purchaser to evidence compliance with the conditions set forth in this ARTICLE IX, Purchaser’s due authorization of the Transaction and the incumbency of Purchaser’s signatories as may be reasonably requested by Seller.

          (c) Covenants. Purchaser shall have fully performed in all material respects all obligations and agreements and complied in all material respects with all conditions and commitments required to be fulfilled by Purchaser on or prior to the Closing Date.

          (d) Intentionally omitted.

          (e) Documents. Purchaser shall have executed and delivered all of the documents and agreements set forth in Section 3.4 hereof.

Exhibit 2.1

          (f) Consents. Seller shall have obtained all of those approvals, consents and the like set forth on Schedule 9.2(f) in writing and in form and substance reasonably satisfactory to Seller and Purchaser.

          (g) Form and Substance of Actions and Documents. All actions to be taken by Purchaser in connection with consummation of the Transaction and all certificates, opinions, instruments and other documents required to effect the Transaction and not specifically provided for herein will be reasonably satisfactory in form and substance to Seller.

     9.3 Conditions to the Obligations of Purchaser.

          The obligations of Purchaser to effect the Closing of the Transaction are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in writing by Purchaser:

          (a) Representations, Warranties and Covenants. The representations and warranties set forth in ARTICLE IV hereof and by any Seller Party in the other Transaction Documents shall have been true and correct in all respects as stated when made and shall be repeated and be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (unless otherwise expressly limited to a specific date or time period), except where the failure to be true and correct at and as of the Closing Date would not reasonably be expected to, individually or in the aggregate with all such other failures, have a Material Adverse Effect; provided however, that if the Merger (or other transfer of the Purchased Assets from Seller to Aerojet pursuant to Section 7.13) is consummated on or before the Closing Date, then those representations and warranties set forth in ARTICLE IV and the other Transaction Documents and made solely by Seller (as opposed to the Seller Parties) shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (unless otherwise expressly limited to a specific date or time period) by Aerojet (but only to the extent that such representation and warranty relates to the Business and not the other businesses of Aerojet).

          (b) Certificates. Seller shall have furnished to Purchaser such certificates of the officers of Seller and others to evidence compliance with the conditions set forth in this ARTICLE IX, Seller’s due authorization of the Transaction and the incumbencies of Seller’s signatories as may be reasonably requested by Purchaser.

          (c) Covenants. Seller shall have fully performed in all material respects all obligations and agreements and complied in all material respects with conditions and commitments required to be fulfilled by Seller on or prior to the Closing Date.

          (d) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof.

          (e) Release of Security Interest. Wachovia Bank, as administrative agent under the Security Agreement, dated as of December 6, 2004 given by, among

Exhibit 2.1

others, the Seller Parties to Wachovia Bank pursuant to the Credit Agreement, shall have provided reasonable assurances to Purchaser that it shall, effective as of the Closing Date, release all Liens, claims and interests it has in the Purchased Assets and the Leased Property and shall deliver to Seller termination statements on form UCC-3 or such other appropriate form as is standard practice which shall have been prepared and signed by Wachovia Bank for filing on or as soon as practicable after the Closing Date.

          (f) No Proceedings. Since the date of this Agreement, no Proceeding by any Governmental Authority shall have been commenced against any Party, or against any of their Affiliates (a) involving any challenge to, or seeking damages or other relief in connection with, the Transaction; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the such Transaction.

          (g) Consents. Seller shall have obtained all of those approvals, consents and the like set forth on Schedule 9.3(g) in writing and in form and substance reasonably satisfactory to Purchaser.

          (h) Documents. Seller (or the appropriate Seller Party) shall have executed and delivered all of the documents and agreements set forth in Section 3.4.

          (l) Title Insurance for Leased Property. First American Title (the “Title Company”) shall issue to Purchaser at Closing an ALTA Leasehold Owner’s title insurance policy, or shall be irrevocably committed to issue the same, dated as of the Closing Date, in an amount reasonably requested by Purchaser, not to exceed Twenty Five Million Dollars ($25,000,000), the form of which shall be acceptable to Purchaser in its reasonable discretion, showing title to the Leased Property in the name of Purchaser (the “Title Insurance Policy”) to insure at standard rates Purchaser’s leasehold interest in the Real Property, free and clear of Liens, subject only to the standard exclusions from coverage contained in such policy and the items disclosed on Schedule 4.5(b) (as applicable to the Real Property), and including such endorsements and affirmative coverages as Purchaser shall reasonably require (including, without limitation, an Encroachments, Minerals Endorsement), and the Seller Parties shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages and shall bear all of the cost of obtaining such title insurance (other than the endorsements requested by Purchaser, which shall be at Purchaser’s sole cost and expense).

          (i) Survey for Leased Property. Purchaser shall have received a survey (the “Survey”) of the Leased Property and the structures located thereon, conforming to the Minimum Standard Detail Requirements jointly established and adopted by ALTA, ACSM and NSPS in 1999, and including Items 1-4, 6 (but only for setbacks), 10, 11(a), and 14 – 16 of Table A thereof and otherwise in accordance with the form of certification attached hereto as Exhibit N, certified to Purchaser, Purchaser’s lender, and the Title Company, and showing no Liens other than Permitted Liens (as applicable to the Real Property), and Seller shall bear all of the cost of obtaining such Survey.

Exhibit 2.1

          (j) Financing. Purchaser and the relevant financial institution are prepared to consummate the Financing.

          (k) Key Employees. Those Business Employees set forth on Schedule 9.3(k) (“Key Employees”) shall have confirmed their intention to accept offers of employment by Purchaser on the terms offered by Purchaser and no Key Employee has provided notice of termination on or prior to the Closing Date or subject to the Closing.

          (l) Executed Contract. Seller shall have entered into the agreement set forth on Schedule 9.3(l), which agreement is currently being negotiated by Seller and the other party thereto, on terms and conditions substantially as outlined on Schedule 9.3(l).

          (m) Permits. Purchaser shall have received or applied for (as applicable), or shall receive from Seller as of the Closing Date, all of the material Environmental Permits required for Purchaser to operate the Business as it is being conducted immediately prior to the Closing Date.

          (n) Form and Substance of Actions and Documents. All actions to be taken by Seller, Parent and Aerojet in connection with consummation of the Transaction and all certificates, opinions, instruments and other documents required to effect the Transaction and not specifically provided for herein will be reasonably satisfactory in form and substance to Purchaser.

ARTICLE X

TERMINATION

     10.1 Termination by Mutual Consent.

          This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date by the mutual written consent of the Parties.

     10.2 Termination by Either of Seller or Purchaser.

          This Agreement may be terminated and the Transaction may be abandoned by Seller or Purchaser on written notice to the other:

          (i) if any court of competent jurisdiction in the United States or other United States or foreign governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and nonappealable; or

          (ii) if the Transaction shall not have been consummated on or before December 31, 2005, provided that the Party seeking termination is not then in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement.

     10.3 Termination by Seller.

          This Agreement may be terminated and the Transaction may be abandoned by Seller on written notice to Purchaser if any of the conditions to the Closing set forth in Section 9.1 or Section 9.2 become inherently and definitively incapable of fulfillment on or before December 31, 2005 and shall not have been waived in writing by Seller, provided that

Exhibit 2.1

neither Seller Party is then in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement.

     10.4 Termination by Purchaser.

          This Agreement may be terminated and the Transaction may be abandoned by Purchaser on written notice to Seller if any of the conditions to the Closing set forth in Section 9.1 or Section 9.3 become inherently and definitively incapable of fulfillment on or before December 31, 2005 and shall not have been waived in writing by Purchaser, provided that Purchaser is not then in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement.

     10.5 Effect of Termination.

          Upon any termination of this Agreement pursuant to Section 10.1, Section 10.2, Section 10.3 or Section 10.4, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party hereto or thereto to any other Party, other than the provisions of ARTICLE XII and this Section 10.5, which shall survive any said termination, provided that nothing herein shall limit a Party’s liability for failing to fulfill its obligations hereunder prior to such termination.

     10.6 Confidentiality Agreement.

          In the event of the termination of this Agreement in accordance with Section 10.1, Section 10.2, Section 10.3 or Section 10.4, (i) the Transaction shall be terminated, without any further required action by any Party hereto, and (ii) the Confidentiality Agreement shall continue and remain in effect in accordance with its terms.

ARTICLE XI

INDEMNIFICATION; SURVIVAL OF
REPRESENTATIONS AND WARRANTIES

     11.1 Indemnity Obligations of Seller Parties.

          Subject to the provisions of this ARTICLE XI, from and after the Closing Date each Seller Party, jointly and severally, hereby agrees to indemnify, defend and hold Purchaser (which for purposes of this Article shall include all directors, officers, employees, agents, Affiliates and representatives of Purchaser) harmless from, and to reimburse Purchaser for, any Purchaser Indemnity Claim arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term “Purchaser Indemnity Claim” shall mean any and all losses, damages, amounts paid in settlement, deficiencies, claims, liabilities, obligations, suits, actions, proceedings, fees, penalties, Remedial Action costs, interest costs and expenses of any nature whatsoever, including reasonable attorney’s fees, court costs and other out-of-pocket costs and expenses of preparing, investigating, defending and/or settling the foregoing (collectively, “Losses”), incurred or sustained by Purchaser resulting from (i) subject to Section 11.4 hereof, any breach of any representation and warranty of any Seller Party contained in this Agreement; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements

Exhibit 2.1

or undertakings of any Seller Party that are contained in this Agreement; (iii) any Excluded Liabilities; or (iv) any Disapproved Item.

     11.2 Indemnity Obligations of Purchaser.

          Subject to the provisions of this ARTICLE XI, from and after the Closing Date Purchaser hereby agrees to indemnify, defend and hold Seller (which for purposes of this Article shall include all directors, officers, partners, employees, agents, Affiliates and representatives of Seller) harmless from, and to reimburse Seller for, any Seller Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term “Seller Indemnity Claim” shall mean any Losses incurred by Seller or any of Seller’s Affiliates resulting from (i) subject to Section 11.4 hereof, any breach of any representation and warranty of Purchaser which is contained in this Agreement; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Purchaser which are contained in this Agreement; (iii) the Assumed Liabilities; or (iv) the Assumed Environmental Liabilities.

     11.3 Notification of Claims.

          (a) Except as otherwise provided in Section 8.2(b) hereof, subject to the provisions of this ARTICLE XI, in the event of the occurrence of an event which any Party (the “Indemnified Party”) asserts constitutes a Purchaser Indemnity Claim or a Seller Indemnity Claim, as applicable, such Party shall provide the indemnifying Party with prompt notice of such event and shall otherwise make available to the indemnifying Party all relevant information which is material to the claim, including information with respect to the availability of insurance coverage, and which is in the possession of the Indemnified Party. An Indemnified Party’s failure to give timely notice as provided above or to furnish the indemnifying Party with any relevant information shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying Party.

          (b) The indemnifying Party shall have a period of 60 days after the time of delivery of any such notice to object to the claim made in such notice. If the indemnifying Party does not object to the claim made in the Claim Notice in a written statement that is delivered to the Indemnified Party prior to the expiration of such 60-day period, such failure to so object shall be an irrevocable acknowledgment by the indemnifying Party that the Indemnified Party is entitled indemnification under Sections 11.1 or 11.2, as applicable, for the full amount of the Losses set forth in the such notice, subject to the Basket and Purchaser’s Cap or Seller’s Cap, as applicable.

          (c) If such event involves the claim of any third party (a “Third Party Claim”), the indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third Party Claim, and to employ counsel to assist such Indemnified Party in connection with the handling of such claim, at the sole expense of the indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying Party unless and until the indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third Party Claim, to join in the defense, settlement, adjustment or

Exhibit 2.1

compromise of the same. Upon receipt of written notice of any Third Party Claim, the Indemnified Party shall promptly, but in no event later than 15 days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than 15 days from the date the Indemnified Party received notice thereof and then so long as reasonably possible prior to the due date thereof), inform the indemnifying Party in writing thereof. Any indemnifying Party may elect, at such Party’s sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third Party Claim, with counsel reasonably acceptable to each Indemnified Party, insofar as such claim relates to the liability of the indemnifying Party, provided that such indemnifying Party shall obtain the consent of all Indemnified Parties (which consent shall be deemed given if any request for consent is not responded to within ten Business Days) before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, (i) there would be imposed on an Indemnified Party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy), (ii) any Indemnified Party would be required to admit any liability on the part of such Indemnified Party or (iii) the Indemnified Parties would not receive an unconditional release of all applicable indemnified claims. In connection with any Third Party Claim, the Indemnified Party, or the indemnifying Party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third Party Claim and the Indemnified Party shall cooperate with the indemnifying Party in connection with such claim, make available personnel, witnesses, books and records relevant thereto and grant such authorizations to the agents, representatives and counsel of the indemnifying Party as the indemnifying Party may request.

          (d) In case the indemnifying Party objects in writing to any claim or claims made in any such notice in accordance with this Section 11.3, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claim or claims. If no such agreement can be reached after good faith negotiation, such dispute shall be resolved in accordance with Sections 12.2 through 12.4.

     11.4 Survival.

          All representations and warranties contained herein, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing and shall expire at the close of business the second anniversary of the Closing Date, except that representations contained in Section 4.9 and Section 4.14 shall survive until the expiration of the respective statute of limitations applicable to the matters described therein and representations contained in Section 4.4(a) and Section 4.5(b) shall survive indefinitely.

     11.5 Limitations.

          (a) An indemnifying Party will not have liability under Section 11.1(i) or Section 11.2(i), as the case may be, unless the claim exceeds the Threshold, and until the aggregate amount of liability actually incurred by the Indemnified Party with respect to all Purchaser Indemnity Claims or Seller Indemnity Claims (in each case that exceed the Threshold, if applicable), as the case may be, exceeds one and a half percent (1.5%)

Exhibit 2.1

of the Purchase Price (the “Basket”), in which event, the indemnifying Party will be required to pay the entire amount of such Purchaser Indemnity Claims or Seller Indemnity Claims in excess of the Basket. In addition to the foregoing, except as set forth in Section 11.5(b), the maximum aggregate amount for which indemnification with respect to Section 11.1(i) may be sought will be 50% of the Purchase Price (“Seller’s Cap”) and the maximum aggregate amount for which indemnification with respect to Section 11.2(i) may be sought will be 50% of the Purchase Price (“Purchaser’s Cap”); provided, however, (i) Seller’s obligation to indemnify Purchaser for any Pre-Closing Environmental Liability shall not be subject to the Threshold or Basket, (ii) Seller’s obligation to indemnify Purchaser for any Losses under this Article XI with respect to any Pre-Closing Environmental Liability shall not be subject to Seller’s Cap and shall be limited only (x) to the extent Purchaser contributed to or exacerbated the condition or circumstance forming the basis of such Losses which are not caused by Purchaser or its Affiliates and (y) to the most cost-effective, remedial alternative that is protective of human health and the environment and is consistent with and meets the requirements of any applicable Environmental Law and any Governmental Authority based upon the use of the property as industrial property, (iii) Seller’s obligation to indemnify Purchaser for any Losses under this Article XI with respect to any Retained Taxes shall not be subject to Seller’s Cap, (iv) Seller’s obligation to indemnify Purchaser for any Losses under this Article XI with respect to any Excluded Liabilities shall not be subject to the Threshold or Basket or Seller’s Cap; and (v) Seller’s obligation to indemnify Purchaser for any Losses arising out of the breach of any covenants of Seller contained herein shall not be subject to the Threshold or Basket or Seller’s Cap; and further provided that Purchaser’s obligation to indemnify Seller for any Assumed Environmental Liability shall not be subject to the Threshold or Basket or Purchaser’s Cap; (ii) Purchaser’s obligation to indemnify Seller for any Losses under this Article XI with respect to any Assumed Liabilities shall not be subject to the Threshold or Basket or Purchaser’s Cap; and (iii) Purchaser’s obligation to indemnify Seller for any Losses arising out of the breach of any covenants of Purchaser contained herein shall not be subject to the Threshold or Basket or Purchaser’s Cap.

          (b) Notwithstanding anything to the contrary contained herein, no Seller Party nor any of their respective Affiliates shall have any liability under this ARTICLE XI for any Purchaser Indemnity Claim to the extent arising out of or in connection with any action (whether the taking of soil or groundwater samples or otherwise) prohibited by Section 8.3, whether by Purchaser or any other Person, including any subsequent owner or operator of any part of the Business.

          (c) The amount for which indemnification may be sought for any Purchaser Indemnity Claim or Seller Indemnity Claim shall (i) be net of any amounts recovered or recoverable by the Indemnified Party or an Affiliate of the Indemnified Party under applicable insurance policies or otherwise, and (ii) be (A) reduced to take into account any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of amounts for which indemnification is claimed and (B) increased to take into account any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (including any Tax resulting from the payment under this subclause (B)). In computing the amount of any such Tax or Tax

Exhibit 2.1

benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or incurring or paying any indemnified claim. Any indemnity payment hereunder shall initially be made without regard to this Section 11.5(c) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For the purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below (including the receipt by any Indemnified Party of a refund of Taxes), as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such indemnified claim.

          (d) No claims for Indemnification shall include indirect, consequential, punitive, special or exemplary damages or any claim for a multiplier effect or any capitalization of out-of-pocket expenses or lost profits, provided, however, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third-Party Claims. Both Parties shall use commercially reasonable efforts to mitigate their damages. No Indemnified Party shall be indemnified under this ARTICLE XI for any matter to the extent that such Indemnified Party has been compensated for such matter pursuant to the Purchase Price adjustment contained in Section 3.1.

          (e) The Parties agree that, following the Closing, the indemnification and other provisions set forth in this ARTICLE XI will be the sole and exclusive remedy of Purchaser against Seller, on the one hand, and of Seller against Purchaser, on the other hand, arising out of this Agreement; provided, however, that this Section 11.5(d) shall not preclude a Party from bringing an action for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or any agreement referenced herein. Notwithstanding the foregoing, nothing herein will eliminate the availability to the Parties of any equitable remedies with respect to any dispute that may arise under this Agreement or limit any claim based upon fraud.

ARTICLE XII

MISCELLANEOUS

     12.1 Notices.

          All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by registered mail, fax or by Federal Express (or other reputable overnight delivery service), addressed as follows:

Exhibit 2.1

If to Seller:

Aerojet Fine Chemicals LLC
c/o GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: Chief Financial Officer
Telecopy: (916) 351-8668

With a copy to:

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: Deputy General Counsel
Telecopy: (916) 351-8665

and

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, District of Columbia 20037
Attention: Michael F. Solomon, Esq.
Telecopy: (202) 663-8007

If to Aerojet:

Aerojet-General Corporation
c/o GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: Chief Financial Officer
Telecopy: (916) 351-8668

With a copy to:

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: Deputy General Counsel
Telecopy: (916) 351-8665

and

Exhibit 2.1

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, District of Columbia 20037
Attention: Michael F. Solomon, Esq.
Telecopy: (202) 663-8007

If to Parent:

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: Deputy General Counsel
Telecopy: (916) 351-8665

and

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, District of Columbia 20037
Attention: Michael F. Solomon, Esq.
Telecopy: (202) 663-8007

If to Purchaser:

American Pacific Corporation
3770 Howard Hughes Parkway
Suite 300
Las Vegas, NV 89109
Attention: Chief Financial Officer
Telecopy: (702) 699-4181

With a copy to:

Morrison & Foerster
425 Market Street
San Francisco, CA 94105
Attention: Zane O. Gresham, Esq.
Telecopy: (415) 268-7145

or to such other address or such other person as the addressee Party shall have last designated by written notice to the other Party. All Notices shall be deemed to have been given (i) when delivered personally, (ii) three Business Days after being sent by registered mail, return receipt requested, (iii) upon transmission by fax and receipt of confirmation of such transmission by the sender’s fax machine, or (iv) one Business Day after being sent for overnight delivery by Federal Express (or other reputable overnight delivery service), fee prepaid.

Exhibit 2.1

     12.2 Governing Law.

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of California, without giving effect to the principles of conflicts of laws thereof.

     12.3 Jurisdiction.

          Each Party hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the Transaction brought in any state or federal court of competent jurisdiction in the State of California, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum No suit, action or proceeding against a Party with respect to this Agreement or the Transaction may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of California, and each Party hereto hereby irrevocably waives any right which it may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.

     12.4 Waiver of Jury Trial.

          EACH PARTY TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTION.

     12.5 Expenses of the Parties.

          Except as specifically provided herein, all expenses incurred by or on behalf of the Parties hereto, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the Parties hereto in connection with the preparation of this Agreement and the consummation of the Transaction, shall be borne solely by the Party or Parties who shall have incurred such expenses, and the other Party or Parties shall have no liability in respect thereof.

Exhibit 2.1

     12.6 Other Definitional and Interpretive Matters.

     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          (b) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

          (c) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

          (d) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

          (e) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          (f) Efforts. The obligation of a Party to use reasonable best efforts or commercially reasonable efforts to accomplish an objective does require a reasonable expenditure of funds or the incurrence of a reasonable liability on the part of the obligated Party based on the facts and circumstances of each situation requiring such efforts.

     12.7 Schedules and Updated Schedules.

          Disclosure of information in any of the Schedules shall be deemed to be disclosure of such information in any other relevant Schedule and with respect to any relevant representation or warranty in this Agreement. Except as expressly provided in this Agreement, no schedule or exhibit may be updated, supplemented, modified or otherwise changed without the written consent of Purchaser and each Seller Party. Any schedule permitted to be updated pursuant to the express terms of this Agreement will be updated by the appropriate party in good faith.

Exhibit 2.1

     12.8 Amendments; Waiver; Assignment.

          This Agreement, including, without limitation, the Schedules, the attachments or any other document or certificate delivered pursuant hereto, may be amended, modified, superseded or canceled and any of the terms, provisions and conditions hereof may be waived only by a written instrument executed by all of the Parties hereto. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any Party of any breach of any provision shall not be construed as a waiver of any other provision by such Party. Each Party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary. This Agreement and all or any rights hereunder may be assigned by either Party upon prior notice to the other Party; provided, however, that no such assignment shall relieve the assigning Party from its obligations, representations, warranties, indemnities or covenants under this Agreement and the other Transaction Documents and no such assignment and assumption shall diminish the other Party’s rights, remedies and defenses under this Agreement or applicable law generally against the assigning Party or its assignee, as the case may be. In the event that Purchaser so assigns this Agreement and/or any or all rights hereunder, then Purchaser shall enter into the Guaranty in substantially the form set forth in Exhibit O (the “Purchaser Guaranty”).

     12.9 Entire Agreement; Beneficiaries; No Third Party Beneficiaries.

          This Agreement, the Schedules and Exhibits hereto, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement among the Parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof. This Agreement inures to the benefit of and shall be binding on and enforceable by each of the Parties hereto or any of them, their respective representatives, successors, permitted assigns and the indemnitees described in Section 11.1 and Section 11.2. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the Parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the Parties hereto as partners or as participants in a joint venture.

     12.10 Currency.

          All monetary amounts stated in this Agreement are in United States dollars unless otherwise noted.

     12.11 Counterparts; Facsimile.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed, for the purposes of this Agreement, original signatures.

Exhibit 2.1

     12.12 Severability.

          In the event any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The Parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision

     12.13 Schedules.

          The Parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Purchaser, (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, and (iii) disclosure in one Schedule, to the extent that such disclosure would be reasonably appropriate in the context in which it would be made, will be deemed to be an exception to any representation and included on such relevant exception Schedule.

     12.14 Other Remedies.

          Except as otherwise provided herein (including, without limitation Sections 11.5(c) and 11.5(d)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Exhibit 2.1

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AEROJET FINE CHEMICALS LLC

By:	/s/ Mark A. Whitney

Name: Mark A. Whitney
Title: Attorney–in–Fact

AEROJET-GENERAL CORPORATION

By:	/s/ Mark A. Whitney

Name: Mark A. Whitney
Title: Secretary

AMERICAN PACIFIC CORPORATION

By:	/s/ Seth L. Van Voorhees

Name: Seth L. Van Vorhees
Title: Vice President, Chief Financial Officer and Treasurer